UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

EASTMAN CHEMICAL COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2016

Dear Fellow Stockholder:

Our 2016 Annual Meeting of Stockholders will be held in the Cumberland Amphitheatre of the MeadowView Marriott Conference Resort and Convention Center, 1901 Meadowview Parkway, Kingsport, Tennessee, on May 5, 2016 at 11:30 a.m. Doors to the meeting will open at 10:30 a.m. The business to be considered and voted upon at the meeting is explained in this proxy statement. A copy of Eastman’s 2015 Annual Report to Stockholders is also included with these materials.

Your vote is important for this year’s annual meeting, regardless of the number of shares you own. Signing and returning a proxy card or submitting your proxy by Internet or telephone in advance of the meeting will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting. Whether you choose to vote by proxy card or by telephone or the Internet, I urge you to vote as soon as possible. If you are a record holder of Eastman stock, an admission ticket for the meeting is included with your proxy card or electronic form of proxy. Please bring this ticket with you if you plan to attend the meeting in person. If you received our proxy materials from a broker or bank and do not have an admission ticket but wish to attend the meeting, please call (423) 229-4647.

Thank you for your support of our Company.

Sincerely,

Mark J. Costa

Chairman and

Chief Executive Officer

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

EASTMAN CHEMICAL COMPANY

200 South Wilcox Drive

Kingsport, Tennessee 37662

(423) 229-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2016

To Our Stockholders:

The 2016 Annual Meeting of Stockholders of Eastman Chemical Company (“Eastman” or the “Company”) will be held at the Cumberland Amphitheatre of the MeadowView Marriott Conference Resort and Convention Center, 1901 Meadowview Parkway, Kingsport, Tennessee, on May 5, 2016, at 11:30 a.m., local time. The purposes of the meeting are:

•	Elect Directors. To elect twelve directors to serve until the 2017 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Advisory Approval of Executive Compensation. To approve, on an advisory basis, the compensation of certain of the Company’s executive officers;

•	Ratify Appointment of Independent Auditors. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company for 2016;

•

Advisory Vote on Written Consent Stockholder Proposal. To vote on a proposal submitted by a stockholder, if properly presented at the meeting, requesting that the Board take steps necessary to permit stockholders to act by written consent; and

•	Transact Any Other Business. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 15, 2016 are entitled to notice of, and to vote at, the meeting. It is important that your shares be represented and voted at the meeting. Please vote by proxy in one of these ways:

•	Use the toll-free telephone number shown on your proxy card, electronic form of proxy, or voting instruction form (if you received the proxy materials by mail from a broker or bank);

•	By Internet at the web address shown on your proxy card, electronic form of proxy, or voting instruction form; or

•	Mark, sign, date, and promptly return or submit your proxy card, electronic form of proxy, or voting instruction form (in the postage-paid envelope provided if you are returning a paper proxy card).

Signing and returning the proxy card or submitting your proxy electronically by Internet or telephone does not affect your right to vote in person if you attend the meeting.

By order of the Board of Directors

David A. Golden

Chief Legal Officer and Corporate Secretary

March 17, 2016

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS OF

EASTMAN CHEMICAL COMPANY

TO BE HELD ON MAY 5, 2016

INFORMATION ABOUT THE MEETING AND VOTING

Proxy Statement and Annual Meeting

This proxy statement is dated March 17, 2016 and is first being mailed and delivered electronically to Eastman stockholders, and made available on the Internet at the Company’s website (www.eastman.com) and at www.ReadMaterial.com/EMN, on or about March 23, 2016. Our Board of Directors (the “Board”) is furnishing you this proxy statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on May 5, 2016 and at any adjournments or postponements of the meeting. A proxy statement is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote your stock by proxy. At the meeting, stockholders will be asked to consider and vote on the items of business listed and described in this proxy statement.

Voting By Proxy

A proxy is a legal designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written or electronic document, that document is also called a proxy, a proxy card, or a form of proxy.

By completing and returning your proxy (either by returning the paper proxy card, by submitting your proxy electronically by Internet, or by telephone), you appoint Curtis E. Espeland, the Company’s Chief Financial Officer, and David A. Golden, the Company’s Chief Legal Officer and Corporate Secretary, to represent you at the meeting and direct them to vote your shares at the meeting. Shares of common stock represented by proxy will be voted by the proxy holders at the meeting in accordance with your instructions as indicated in the proxy. If you properly execute and return your proxy (in paper form, electronically by the Internet, or by telephone) but do not indicate any voting instructions, your shares will be voted in accordance with the recommendations of the Board as to the matters identified in this proxy statement and in the best judgment of the proxy holders as to any other matters.

If your shares are registered in your name, you are a stockholder of record. Stockholders of record may vote by proxy in one of three ways:

•	by telephone: call (888) 693-8683 and follow the instructions on your proxy card or electronic form of proxy;

•	by Internet: visit the website www.cesvote.com and follow the instructions on your proxy card or electronic form of proxy; or

•	by mail (if you received a paper proxy card): mark, sign, date, and mail your proxy card in the enclosed postage-paid envelope.

If you received the “Important Notice Regarding the Availability of Proxy Materials”, follow the instructions on that notice to access an electronic form of proxy. Internet and telephone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give voting instructions, and to confirm that stockholders’ instructions have been recorded properly.

If your shares are held in “street name” through a broker, bank, or other holder of record, you will receive instructions from that registered holder that you must follow in order for your shares to be voted for you by that record holder. Telephone and Internet voting may be offered to stockholders who own their shares through certain brokers and banks.

How to Revoke Your Proxy

If you give a proxy, you may revoke it at any time before its exercise at the meeting by:

•	giving written notice of revocation to the Corporate Secretary of the Company;

•	executing and delivering a later-dated, signed proxy card or submitting a later-dated proxy by Internet or by telephone before the meeting; or

•	voting in person at the meeting.

All written notices of revocation or other communications with respect to revocation of proxies should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-0431, Attention: Corporate Secretary, so that they are received before the meeting.

Record Date; Stockholders Entitled to Vote; Voting Rights

The record date for the 2016 Annual Meeting of Stockholders is March 15, 2016. Stockholders of record of common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. The record date is established by the Board as required by Delaware law. If your shares are held in “street name” through a broker, bank, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

On the record date, there were 147,938,222 shares of common stock issued and outstanding. Holders of common stock are entitled to one vote on each of the twelve director-nominees and one vote on each other matter voted upon at the meeting for each share of common stock they hold of record on the record date.

Quorum; Abstentions and Broker Non-Votes

The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting is necessary to constitute a quorum to conduct business. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Brokers which have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors, the advisory approval of executive compensation, or the advisory vote on the stockholder proposal, but may, although they are not required to, vote their clients’ shares on the ratification of the appointment of independent auditors.

Votes Required for Approval of Matters to be Considered

Each director nominee who receives a majority of votes cast (number of shares voted “for” exceeds the number of shares voted “against”) will be elected as a director. With respect to the election of directors, stockholders may (1) vote “for” all twelve of the nominees, (2) vote “against” all twelve of the nominees, (3) vote “against” any individual nominee or nominees but vote “for” the other nominee(s), or (4) “abstain” from voting on one or more nominees. Shares not present, in person or by proxy, at the meeting and abstentions will have no effect on the outcome of the election of directors. Similarly, broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the election of directors.

The affirmative vote of a majority of the votes cast is required for the advisory approval of executive compensation, the ratification of the appointment of independent auditors, and the advisory approval of the stockholder proposal. With respect to each of these items, stockholders may (1) vote “for,” (2) vote “against,” or (3) “abstain” from voting. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

Proxy Solicitation Costs

We will bear the cost of soliciting proxies and the cost of the meeting. In addition to the solicitation of stockholders by mail and electronic means, proxies may be solicited by telephone, facsimile, personal contact, and similar means by our directors, officers, or employees, none of whom will be specially compensated for these activities. We have also contacted brokerage houses, banks, nominees, custodians, and fiduciaries which can be identified as record holders of common stock. Such holders, after inquiry by us, have provided certain information concerning beneficial owners not objecting to the disclosure of such information and the quantities of proxy materials and annual reports needed to supply such materials to beneficial owners, and we will reimburse such record holders for the expense of providing such beneficial ownership information and of mailing or otherwise delivering proxy materials and annual reports to beneficial owners. We have retained Georgeson Inc. to assist with the solicitation of proxies and vote projections for a fee of $16,000 plus reimbursement of out-of-pocket expenses.

Matters to be Acted Upon at the Meeting Not Included in this Proxy Statement

We do not expect any business to be acted upon at the meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have the discretion to vote or act on those matters for you according to their best judgment.

Stockholder Proposals for the 2017 Annual Meeting

In accordance with the rules of the SEC, if you wish to submit a proposal for presentation at Eastman’s 2017 Annual Meeting of Stockholders, it must be received by the Company at its principal executive offices no later than November 23, 2016 in order to be included in the Company’s proxy materials for its 2017 Annual Meeting of Stockholders. Any such proposal should be sent to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-0431, Attention: Corporate Secretary.

In addition, our Bylaws require that a proposal to be submitted by a stockholder for a vote of the Company’s stockholders at an annual meeting of stockholders, whether or not also submitted for inclusion in the Company’s proxy materials, must be preceded by adequate and timely notice to the Corporate Secretary of the Company. To be adequate, the notice must set forth certain information specified in our Bylaws about the stockholder and the proposal. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-0431, Attention: Investor Relations. To be timely, the notice must be delivered to the Corporate Secretary of the Company no earlier than 150 days and not later than 120 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as expected, notice of the 2016 Annual Meeting of Stockholders is first sent to stockholders on March 23, 2016, then such advance notice must be delivered no earlier than October 24, 2016 and not later than November 23, 2016.

Nominations by Stockholders for Election to the Board of Directors and Stockholder Nomination Proxy Access

Our Bylaws provide that nominations by stockholders of persons for election to the Board may be made by giving adequate and timely notice to the Corporate Secretary of the Company. The Nominating and Corporate Governance Committee of the Board will consider persons properly and timely nominated by stockholders and recommend to the full Board whether any such nominees should be included with the Board’s nominees for election by stockholders. In addition, the proxy access Bylaw provision adopted by the Board in February 2016 allows qualifying stockholders to include their director nominees in the Company’s proxy materials by giving adequate and timely notice to the Corporate Secretary. See “Nominating and Corporate Governance Committee —Director Nominations” later in this proxy statement. To be adequate, the nomination notice and the notice of proxy access nomination each must set forth certain information specified in our Bylaws about each stockholder submitting a nomination and each person being nominated. The Bylaws are available through the “Investors — Corporate Governance” section of the Company’s website, and also will be provided to any stockholder upon written request to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-0431, Attention: Investor Relations. To be timely, the nomination notice and the notice of proxy access nomination each must be delivered to the Corporate Secretary of the Company no earlier than 150 days and not later than 120 days prior to the day of the month on which the notice of the immediately preceding year’s annual meeting of stockholders was first sent to the stockholders of the Company. If, as described above, the notice of the 2016 Annual Meeting of Stockholders is first sent to stockholders on March 23, 2016 then such notice would be timely if delivered no earlier than October 24, 2016 and no later than November  23, 2016.

Annual Report to Stockholders, Annual Report on Form 10-K, and Corporate Governance Materials

Our Annual Report to Stockholders for 2015, including our consolidated financial statements for the year ended December 31, 2015, is being mailed and delivered electronically to stockholders, and made available on the Internet at the Company’s website (www.eastman.com) and at www.ViewMaterial.com/EMN, concurrently with this proxy statement. The Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the SEC is also available on the Internet on the Company’s website and on the SEC’s website (www.sec.gov).

We also make available free of charge, through the “Investors — Corporate Governance” section of the Eastman website, the Company’s Corporate Governance Guidelines, the charters of each of the committees of the Board, and codes of business conduct and ethics for our directors, officers, and employees. Such materials are also available in print upon written request of any stockholder to Eastman Chemical Company, P.O. Box 431, Kingsport, Tennessee 37662-0431, Attention: Investor Relations.

Communications to the Board of Directors

We believe that communication and engagement with the Company’s stockholders and other interested parties is an essential component of the Company’s corporate governance practices. Our Board has adopted a Stockholder Communication and Engagement Policy to facilitate communication between stockholders and other interested parties and the Board. Stockholders and other interested parties may send communications to the Board, any individual director, or the independent directors as a group in writing by mail or email to: Board of Directors, Eastman Chemical Company, c/o Corporate Secretary, P.O. Box 1976, Kingsport, Tennessee 37662-1976, email: corpsecy@eastman.com. Stockholders should indicate in the “ATTN:” line of the envelope or the subject line of the email, as applicable, whether the communication is directed to the Board, an individual director, or the independent directors as a group.

The Board Stockholder Communication and Engagement Policy is available in the “Investors — Corporate Governance” section of the Eastman website (www.eastman.com).

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Common Stock

The table below sets forth certain information regarding the beneficial ownership of Eastman common stock as of December 31, 2015 by each director and by each executive officer named in the Summary Compensation Table (under “Executive Compensation — Compensation Tables” below, referred to as the “named executive officers”) and by the directors, the named executive officers, and the other executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)
Mark J. Costa	497,209(3)
Ronald C. Lindsay	294,018(4)
Curtis E. Espeland	217,743(5)
Brad A. Lich	45,498(6)
David A. Golden	83,817(7)
Humberto P. Alfonso	5,131(8)
Gary E. Anderson	19,385(9)
Brett D. Begemann	5,107(10)
Michael P. Connors	17,919(11)
Stephen R. Demeritt	20,735(12)
Robert M. Hernandez	52,597(13)
Julie F. Holder	4,166(14)
Renée J. Hornbaker	23,631(15)
Lewis M. Kling	17,607(16)
James J. O’Brien	1,180(17)
David W. Raisbeck	27,005(18)
Directors, named executive officers, and other executive officers as a group (22 persons)	1,621,526(19)

(1)

Information relating to beneficial ownership is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the SEC. Under those rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be the beneficial owner of any security of which that person has a right to acquire beneficial ownership (such as by exercise of options) within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Except as indicated in other notes to this table, directors and executive officers possessed sole voting and investment power with respect to all of their respective shares of common stock in the table.

(2)

The total number of shares of common stock beneficially owned by the directors, the named executive officers, and the other executive officers as a group is 1.09 percent of the shares of common stock outstanding as of December 31, 2015. The number of shares beneficially owned by each director and executive officer is less than one percent of the shares of common stock outstanding as of December 31, 2015. Shares not outstanding which are subject to options exercisable within 60 days by persons in the group or a named individual are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock owned by the group or such individual.

(3)	Includes 340,523 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016.

(4)	Includes 204,009 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016.

(5)	Includes 143,941 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016.

(6)	Includes 27,205 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016.

(7)

Includes 24,845 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016. Also includes 50,798 shares owned by the Eastman Chemical Company Foundation (the “Foundation”), of which shares Mr. Golden may also have been deemed a beneficial owner by virtue of his shared voting and investment power as a director of the Foundation but in which he had no pecuniary interest.

(8)

Includes 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Alfonso has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(9)

Includes 4,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Anderson has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(10)

Includes 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Begemann has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(11)

Includes 8,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Connors has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(12)

Includes 8,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Demeritt has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(13)

Includes 12,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Hernandez has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(14)

Includes 1,136 restricted shares that generally vest in May 2016, but as to which Ms. Holder has voting power, 873 restricted shares that generally vest in May 2017, but as to which she has voting power, and 958 restricted shares that generally vest in May 2018, but as to which she has voting power.

(15)

Includes 8,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Ms. Hornbaker has voting power, 873 restricted shares that generally vest in May 2017, but as to which she has voting power, and 958 restricted shares that generally vest in May 2018, but as to which she has voting power.

(16)

Includes 8,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Kling has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(17)	As of February 18, 2016, the date of Mr. O’Brien’s election as a director. Includes 158 restricted shares that generally vest in February 2017, but as to which Mr. O’Brien has voting power.

(18)

Includes 12,000 shares that may be acquired upon exercise of options, 1,136 restricted shares that generally vest in May 2016, but as to which Mr. Raisbeck has voting power, 873 restricted shares that generally vest in May 2017, but as to which he has voting power, and 958 restricted shares that generally vest in May 2018, but as to which he has voting power.

(19)

Includes a total of 930,706 shares that may be acquired upon exercise of options exercisable on or before March 1, 2016 and 29,828 restricted shares as to which directors have voting power but no investment power. Also includes 50,798 shares owned by the Foundation, of which shares two executive officers each may have been deemed a beneficial owner by virtue of shared voting and investment power as a director of the Foundation, but as to which they have no pecuniary interest.

Executive and Director Stock Ownership Expectations; No Hedging or Pledging of Company Stock

Eastman has stock ownership expectations for its directors and executive officers. These persons are expected to acquire and maintain a stake in the Company valued at $250,000 for non-employee directors (five times the portion of the annual retainer fee designated as “service retainer”), five times annual base pay for the Chief Executive Officer, and two and one-half times annual base pay for the other executive officers. Directors and executive officers are expected to attain these levels of stock ownership within five years of first becoming a director or an executive officer. Hypothetical units of the Eastman common stock fund that are credited to an executive’s account under the Eastman Executive Deferred Compensation Plan (the “EDCP”) and to a director’s account under the Directors’ Deferred Compensation Plan (the “DDCP”) are counted with shares of common stock actually owned to determine stock ownership under the director and executive ownership expectations. See “Director Compensation” note (4) and “EXECUTIVE COMPENSATION — Compensation Tables — 2015 Nonqualified Deferred Compensation” later in this proxy statement.

Company directors and executive officers are prohibited from use of derivative financial instruments to hedge or mitigate their exposure to changes in the market price of Eastman common stock, and are prohibited from pledging Eastman common stock as security or collateral for loans or in margin brokerage accounts.

The table below shows the number of shares of common stock and EDCP and DDCP common stock units owned under the ownership expectations as of December 31, 2015 by each director and each named executive officer. All directors and executive officers have met or are on schedule to meet their ownership expectations.

Name	Number of Shares of Common Stock and Common Stock Units Owned
Mark J. Costa	156,686
Ronald C. Lindsay	98,492
Curtis E. Espeland	73,802
Brad A. Lich	20,386
David A. Golden	10,378
Humberto P. Alfonso	16,824
Gary E. Anderson	29,108
Brett D. Begemann	16,846
Michael P. Connors	34,334
Stephen R. Demeritt	51,205
Robert M. Hernandez	55,518
Julie F. Holder	7,980
Renée J. Hornbaker	41,167
Lewis M. Kling	32,026
James J. O’Brien	1,180
David W. Raisbeck	48,353

PRINCIPAL STOCKHOLDERS

The following table sets forth information about persons we know to be the beneficial owners of more than five percent of Eastman common stock as of December 31, 2015.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)

The Vanguard Group, Inc.	12,188,084(2)	8.23%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

BlackRock, Inc.	10,094,057(3)	6.82%
55 East 52nd Street New York, New York 10055
Iridian Asset Management LLC	8,630,201(4)	5.83%
276 Post Road West Westport, Connecticut 06880
FMR LLC	8,411,205(5)	5.68%
245 Summer Street Boston, Massachusetts 02210

(1)	Based upon the number of shares of common stock outstanding and entitled to be voted at the meeting as of March 15, 2016, the record date for the Annual Meeting.

(2)

As of December 31, 2014, based on a Schedule 13G filed with the SEC by The Vanguard Group, Inc., an investment adviser. According to the Schedule 13G, The Vanguard Group has sole investment power with respect to 11,893,915 of such shares, shared investment power with respect to 294,169 of such shares, sole voting power with respect to 275,611 of such shares, and shared voting power with respect to 14,700 of such shares.

(3)

As of December 31, 2015, based on a Schedule 13G filed with the SEC by BlackRock, Inc. as parent holding company of certain broker-dealer and investment adviser entities, including certain non-U.S. institutions. According to the Schedule 13G, BlackRock, Inc. and such affiliated entities together have sole investment power with respect to all of such shares and sole voting power with respect to 8,866,115 of such shares.

(4)

As of December 31, 2015, based on a Schedule 13G filed with the SEC by Iridian Asset Management LLC, an investment advisor, and its two individual indirect controlling owners. According to the Schedule 13G, Iridian Asset Management and such controlling owners have shared investment and voting power with respect to 8,567,837 shares of which Iridian Asset Management has direct beneficial ownership in the accounts for which it serves as the investment advisor and one such controlling owner has sole investment and voting power with respect to 62,364 shares which he owns individually.

(5)

As of December 31, 2014, based on a Schedule 13G filed with the SEC by FMR LLC, as parent holding company of Fidelity Management & Research Company and certain other investment adviser, bank, and investment company entities, and certain individuals. According to the Schedule 13G, FMR LLC and such affiliated entities and persons together have sole investment power with respect to all of such shares and sole voting power with respect to 88,400 of such shares.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

ITEM 1 — ELECTION OF DIRECTORS

Stockholders are being asked to vote on the election of twelve directors to serve until the 2017 Annual Meeting of Stockholders and their successors are duly elected and qualified. The terms of office of all twelve current directors will expire at the 2016 Annual Meeting, and each of those directors has been nominated for reelection for a one-year term. If any nominee is unable or unwilling to serve (which we do not anticipate), the persons designated as proxies will vote your shares for the remaining nominees and for another nominee proposed by the Board or, as an alternative, the Board could reduce the number of directors to be elected at the Annual Meeting.

Director Change Since the 2015 Annual Meeting.    In February 2016 the Board elected James J. O’Brien as a director.

Majority Vote Standard for Election of Directors.    The Company’s Bylaws provide that directors are elected by a majority of votes cast by stockholders. If a nominee who is serving as a director is not reelected by a majority of votes cast at a meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the director election provision of our Bylaws, any incumbent director who is a holdover director whose successor has not been elected by stockholders would be required to offer to resign from the Board. The Nominating and Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board would act on the recommendation and publicly disclose its decision and rationale within 90 days from the date the election results are certified. The director who tenders his or her resignation would not participate in the Board’s decision. If a nominee who was not already serving as a director was not elected at an annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a holdover director. In 2016, all nominees for director are currently serving as directors.

Set forth below is information about each director nominated for election.

The nominees have been recommended to the Board by the Nominating and Corporate Governance Committee of the Board. The Board recommends that you vote “FOR” election of the twelve nominees identified below.

NOMINEES FOR DIRECTOR

(For One-Year Term Expiring Annual Meeting 2017)

HUMBERTO P. ALFONSO (director since January 2011)

Mr. Alfonso was President, International, of The Hershey Company, the largest producer of quality chocolate in North America and a global leader in chocolate and sugar confectionery, from April 2013 until his retirement in June 2015. He was Executive Vice President, Chief Financial Officer, and Chief Administrative Officer from November 2011 to April 2013, and Senior Vice President and Chief Financial Officer from July 2007 to November 2011. He joined Hershey in July 2006, initially serving as Vice President, Finance and Planning, U.S. Commercial Group from July 2006 to October 2006, and then serving as Vice President, Finance and Planning, North American Commercial Group from October 2006 to July 2007. Before joining Hershey, Mr. Alfonso held a variety of finance positions at Cadbury Schweppes, a producer of soft drinks and premium beverages, most recently serving as Executive Vice President Finance and Chief Financial Officer of Cadbury Schweppes Americas Beverages from March 2005 to July 2006 and Vice President Finance, Global Supply Chain from May 2003 to March 2005. Prior to that, Mr. Alfonso held a number of senior financial positions at Pfizer, Inc. Mr. Alfonso is 58.

In addition to serving on the Board, Mr. Alfonso is a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Alfonso possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as an executive vice president and chief financial officer, which provide a solid platform for his service on the Audit Committee, especially concerning financial and audit-related matters and, as Chair of the Audit Committee, to lead the Audit Committee’s oversight of the Company’s financial reporting process and its internal and disclosure controls and of the work of the independent audit firm. In addition, Mr. Alfonso’s substantial senior level management experience brings significant operational insight to the Board.

GARY E. ANDERSON (director since August 2007)

Mr. Anderson is retired Chairman of the Board of the Dow Corning Corporation. He joined Dow Corning, a diversified company specializing in the development, manufacture, and marketing of silicones and related silicone-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President, and Chief Executive Officer, retiring as Chairman in 2005. Mr. Anderson is also a member of the Board of Directors of Chemical Financial Corporation. Mr. Anderson is 70.

In addition to serving as a member of the Board, Mr. Anderson served as the Lead Director from January 2011 until May 2013, and currently serves as a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Anderson offers the Company deep operational knowledge and experience in the chemical industry, providing a valuable, industry-focused skill set to Eastman. Mr. Anderson also brings significant experience serving on other public company boards, including as a chairman of the board, which allows us to benefit from his insight into process and procedural oversight and appropriate levels of interaction between the Board and management. Further, Mr. Anderson’s professional experience has resulted in him having significant financial acumen and an understanding of risk and capital-related matters that are critical to our success and which are important in his participation on the Audit Committee and the Finance Committee.

BRETT D. BEGEMANN (director since February 2011)

Mr. Begemann has been President and Chief Operating Officer of Monsanto Company, a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality, since October 2013, with responsibility for Monsanto’s worldwide sales and operations, corporate affairs, and global business organization. He joined Monsanto in 1983, initially serving in the company’s sales and marketing organization and later in various senior management and executive positions with increasing responsibility. Most recently Mr. Begemann served as Executive Vice President, Global Commercial from October 2007 to October 2009, as Executive Vice President and Chief Commercial Officer until August 2012, and President and Chief Commercial Officer from August 2012 to October 2013. Mr. Begemann is 55.

In addition to serving on the Board, Mr. Begemann serves as Chair of the Compensation and Management Development Committee and as a member of the Finance Committee, the Health, Safety, Environmental and Security Committee, and the Nominating and Corporate Governance Committee. His substantial and varied experience as an executive of an international, public company, including working closely with the board of directors of Monsanto, brings to the Board a significant depth of knowledge and experience in global biotechnology and chemicals business operations and international and emerging markets growth strategies, including with respect to management development and compensation. This wide-ranging experience and knowledge contributes to the Board and its Committees significant insight into a number of functional areas critical to Eastman, including as Chair of the Compensation and Management Development Committee.

MICHAEL P. CONNORS (director since March 2005)

Mr. Connors has been Chairman of the Board and Chief Executive Officer of Information Services Group, Inc., an information-based services company, since July 2006. Mr. Connors served as a member of the Executive Board of VNU N.V., a major worldwide media and marketing information company, from the merger of ACNielsen into VNU in 2001 until 2005, and served as Chairman and Chief Executive Officer of VNU Media Measurement & Information Group and Chairman of VNU World Directories until 2005. He previously was Vice Chairman of the Board of ACNielsen from its spin-off from the Dun & Bradstreet Corporation in 1996 until 2001, was Senior Vice President of American Express Travel Related Services from 1989 until 1995, and before that was a Corporate Vice President of Sprint Corporation. Mr. Connors is also a member of the Board of Directors of Chubb Limited (formerly ACE Ltd.). Mr. Connors is 60.

Mr. Connors brings to the Board substantial corporate management experience in a variety of industries as well as expertise in marketing through his high-level positions at marketing and information-based companies. Mr. Connors’ skills are enhanced through his experience serving on several public company boards, which furthers his ability to provide valued oversight and guidance to the Company and strategies to inform the Board’s general decision-making, including with respect to management development and compensation. For these reasons, Mr. Connors is a member of the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee.

MARK J. COSTA (director since May 2013)

Mr. Costa has been Chief Executive Officer since January 2014 and Chairman of the Board since July 2014. Since joining Eastman in 2006, he has held a number of executive positions. He has been instrumental in developing Eastman’s growth strategies, and has led Eastman’s manufacturing and global supply chain. Mr. Costa has served as Executive Vice President of the Polymers Group, Executive Vice President, Specialty Polymers, Coatings, and Adhesives, and Executive Vice President, Additives & Functional Products and Advanced Materials. In addition, he served as Chief Marketing Officer and had responsibility for the company’s corporate innovation organization. He was appointed President in May 2013 and served in that position until he became Chief Executive Officer. Before joining Eastman, Mr. Costa was a senior partner with Monitor Group, a global management consulting firm. He played a crucial role in developing Monitor’s techniques in corporate transformations and portfolio management and designing client business and marketing capability building programs. Mr. Costa is 50.

Since he joined the Company, Mr. Costa has led a variety of business, marketing, functional, and strategic areas and initiatives, currently serving as Chief Executive Officer, and has senior management, corporate transformation and portfolio management, and business and marketing capability experience and expertise from both his years with the Company and previously as a consultant. As a result, he is appropriately and uniquely able to advise the Board on the opportunities and challenges of managing the Company and its strategy for value creating growth, as well as its day-to-day operations and risks. We believe the perspective of the Chief Executive Officer of the Company is critical for the Board in order for it effectively to oversee the affairs of the Company and its strategy for growth. Through serving a number of executive positions at Eastman and being instrumental in developing Eastman’s growth strategies for its businesses, Mr. Costa’s unique knowledge of the opportunities and challenges associated with our business and familiarity with the Company, as well as of the chemical industry and various market participants, also make him uniquely qualified to lead and advise the Board as Chairman. See “The Board of Directors and Corporate Governance — Board Leadership Structure”.

STEPHEN R. DEMERITT (director since February 2003)

Mr. Demeritt served as Vice Chairman of General Mills, Inc. from 1999 until his retirement in 2005. General Mills is a leading producer of packaged consumer foods. He joined General Mills in 1969 and served in a variety of marketing positions, including President, International Foods from 1991 to 1993 and Chief Executive Officer of Cereal Partners Worldwide, General Mills’ global cereal joint venture with Nestle, from 1993 to 1999. Mr. Demeritt is 72.

In addition to serving as a member of the Board, Mr. Demeritt also currently serves as the Lead Director and as a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. He provides to the Board a significant base of marketing and operational expertise through his professional experience at consumer-products companies with significant marketing capabilities and operations, and he also furthers the Board’s knowledge base in corporate and product branding. Mr. Demeritt’s experience serving on the board of directors of a large public company allows us to leverage his experiences with respect to, among other things, appropriate oversight and related actions utilized in the board environment, resulting in him being an appropriate person to lead and advise the Board as Lead Director. See “The Board of Directors and Corporate Governance — Board Leadership Structure”.

ROBERT M. HERNANDEZ (director since August 2002)

Mr. Hernandez was Vice Chairman of the Board and Chief Financial Officer of USX Corporation, an integrated oil and gas and steel producer, from 1994 until his retirement in 2001. He joined U.S. Steel Corporation, the predecessor of USX, in 1968, and held positions of increasing responsibility in the financial and operating organizations, including Vice President and Treasurer from 1984 to 1987, Senior Vice President and Controller from 1987 to 1989, President, U.S. Diversified Group from 1989 to 1990, Senior Vice President, Finance from 1990 to 1991, and Executive Vice President and Chief Financial Officer from 1991 to 1994. Mr. Hernandez is Lead Director of Chubb Limited (formerly ACE Ltd.) and Chairman of the Board of Trustees of BlackRock Open-End Long Term Bond & Equity Funds. He was non-executive Chairman of the Board of RTI International Metals, Inc. from 1990 until 2015 and a member of the Board of Directors of USX from 1991 until 2001 and of Tyco Electronics Ltd. from 2007 until 2012. Mr. Hernandez is 71.

Mr. Hernandez brings a diverse financial and business management background to the Board and to his responsibilities as Chair of the Health, Safety, Environmental and Security Committee and a member of the Audit and Finance Committees. He has held a variety of senior management positions throughout his career in a company producing basic materials and commodity-type products. This history and experience is critical to the Board’s knowledge base in a variety of areas. Mr. Hernandez has also served as a member of several boards of directors, which allows him to leverage his experience for the further benefit of the Company.

JULIE F. HOLDER (director since November 2011)

Ms. Holder has been the Chief Executive Officer of JFH Insights LLC, a consulting firm primarily dedicated to leadership coaching for high potential women executives, since founding the company in 2009. Previously, Ms. Holder served as Senior Vice President, Chief Marketing, Sales and Reputation Officer, U.S. Area Executive Oversight of The Dow Chemical Company, a diversified, worldwide manufacturer and supplier of products used primarily as raw materials in the manufacture of customer products and services, from 2007 until her retirement in 2009, and before that was Vice President, Human Resources, Public Affairs and Diversity and Inclusion of Dow from 2006. Prior to that, Ms. Holder served in various positions with increasing seniority at Dow from 1975 to 2006. Ms. Holder is 63.

In addition to serving on the Board, Ms. Holder is a member of the Compensation and Management Development Committee, the Finance Committee, the Health, Safety, Environmental and Security Committee, and the Nominating and Corporate Governance Committee. Ms. Holder brings to the Board substantial corporate management experience as well as expertise in international sales and marketing and the chemicals industry through her various senior management positions at Dow. Ms. Holder’s long history at Dow provides her substantial chemical industry experience across a broad range of functional areas and allows her to offer management and operational insight to the Board with an in-depth understanding of the opportunities and challenges associated with our business. In addition, Ms. Holder’s experience in human resources management adds to the Compensation and Management Development Committee’s oversight of and decisions concerning management development and compensation and her professional background of overseeing increasingly large and diverse business units results in her having the financial sophistication and understanding of a company similar to Eastman which is of great benefit to the Board and the Finance Committee.

RENÉE J. HORNBAKER (director since September 2003)

Ms. Hornbaker is Executive Vice President and Chief Financial Officer and a member of the Board of Directors of Stream Energy, a retail energy provider operating in Texas, Georgia, Pennsylvania, Maryland, and New Jersey. Ms. Hornbaker served as Chief Financial Officer of Shared Technologies, Inc., a provider of converged voice and data networking solutions, from 2006 to May 2011, and was Consultant to the Chief Executive Officer of CompuCom Systems, Inc., an information technology services provider, from 2005 to 2006. She was Vice President and Chief Financial Officer of Flowserve Corporation, a global provider of industrial flow management products and services, from 1997 until 2004, and served as Vice President of Business Development and Chief Information Officer from 1997 to 1998. In 1977, Ms. Hornbaker joined the accounting firm Deloitte, Haskins & Sells, where she became a senior manager of its audit practice in the firm’s Chicago office. Following that, she served in senior financial positions with several major companies from 1986 until 1996, including five years at Phelps Dodge Corporation where she had financial responsibilities for its international businesses including Columbian Chemicals Corporation. Ms. Hornbaker is also a member of the Boards of Directors of Tri Global Energy, LLC, a private clean energy development company and of The Freeman Company, a family and employee-owned company which produces expositions, conventions, trade shows, and other corporate events and exhibits. Ms. Hornbaker is 63.

Ms. Hornbaker’s expertise in a variety of financial and accounting matters, experience in business development, strategy and technology, and service with large global businesses makes her a valuable member of the Board, and enhances the value of her service as a member of the Audit Committee, the Finance Committee, and the Health, Safety, Environmental and Security Committee. Ms. Hornbaker’s significant experience in several senior financial positions at various companies, including her current service as a chief financial officer and her previous service as a senior manager at an accounting firm, provides a solid platform for her to advise and consult with the Board on financial and audit-related matters.

LEWIS M. KLING (director since October 2006)

Mr. Kling served as President, Chief Executive Officer, and a director of Flowserve Corporation, a global provider of industrial flow management products and services, from 2005 until October 2009, and was Executive Vice Chairman of the Board of Directors of Flowserve until his retirement in February 2010. He was Chief Operating Officer of Flowserve from 2004 to 2005. Before joining Flowserve, Mr. Kling was Group Vice President and Corporate Vice President of SPX Corporation from 1999 to 2004, and served as President of Dielectric Communications, a division of General Signal Corporation, purchased by SPX Corporation, from 1997 to 1999. Mr. Kling also is a member of the Boards of Directors of Accuride Corporation and of Alclear, LLC, a private company doing business as CLEAR, which provides a secure identity platform for faster entry at airports and other venues. Mr. Kling is 71.

In addition to his Board service, Mr. Kling also serves as Chair of the Finance Committee and as a member of the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, and the Health, Safety, Environmental and Security Committee. Mr. Kling’s extensive corporate management experience and expertise in manufacturing through his high-level positions at several industrial product companies, including as CEO of a global manufacturer and aftermarket service provider of flow control systems to oil and gas, basic materials, and chemical manufacturing companies, allow him to offer a unique perspective on long-term growth strategies for manufacturing companies. In addition, his significant experience on various committees of Eastman’s Board, and his prior and current directorships, provide Mr. Kling with the background and knowledge to effectively lead the Finance Committee.

JAMES J. O’BRIEN (director since February 2016)

Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Ashland Inc., a leading global specialty chemical company, from 2002 until his retirement in December 2014, and previously served as President and Chief Operating Officer and Senior Vice President and Group Operating Officer from 2001 to 2002. He joined Ashland (then known as Ashland Chemical Company) in 1976, and after serving in various positions, became President of the Valvoline business in 1995. Mr. O’Brien is also a member of the Boards of Directors of Albemarle Corporation, Humana Inc., and WESCO International, Inc. Mr. O’Brien is 61.

In addition to serving as a member of the Board, Mr. O’Brien serves on the Finance Committee and the Health, Safety, Environmental and Security Committee. Mr. O’Brien brings to the Board extensive knowledge of the chemical industry and substantial experience as an executive of an international public company that allow him to offer management insight and understanding of industry challenges to the Board. Under his leadership, Ashland was transformed to a global specialty chemical company. His significant experience serving on other public company boards and management experience and knowledge in the areas of finance, accounting, international business operations, risk oversight and corporate governance provide a solid platform for his service on the Board and the Finance Committee and the Health, Safety, Environmental and Security Committee.

DAVID W. RAISBECK (director since December 2000)

Mr. Raisbeck was Vice Chairman of Cargill, Incorporated, an agricultural trading and processing company, from 1999 until his retirement in 2008, and was a director of Cargill until September 2009. He joined Cargill in 1971 and held a variety of merchandising and management positions focused primarily in the commodity and financial trading businesses. Mr. Raisbeck was appointed President of Cargill’s Financial Markets Division in 1988 and President of Cargill’s Trading Sector in 1993, was elected a director of Cargill in 1994 and Executive Vice President in 1995. Mr. Raisbeck was a director of CarVal, a distressed asset management company owned by Cargill, and of Black River Asset Management, a hedge fund owned by Cargill, until 2009, and was during the last five years a member of the Boards of Directors of Cardinal Health, Inc., Canadian Pacific Railway Company and Canadian Pacific Railway Limited. Mr. Raisbeck is 66.

Mr. Raisbeck’s depth of experience in the areas of trading and risks related to commodities and raw materials, which are significant components of our operations and the manufacturing of our products, is a valuable addition to our Board and its Finance Committee. Given his professional experience managing trading businesses and other risk-based, finance-related transactions, we believe Mr. Raisbeck has unique capabilities and insight with respect to the managing of risk exposure and execution of financing transactions. His substantial experience serving on the boards of directors of other companies and his varied corporate management experience allows us to leverage his experiences with respect to, among other things, appropriate oversight and related actions utilized in the board environment, including corporate governance matters as Chair of the Nominating and Corporate Governance Committee, and as a member of the Compensation and Management Development Committee and the Health, Safety, Environmental, and Security Committee.

The Board of Directors and Corporate Governance

The Board is elected by the stockholders to oversee management and to assure that the long-term interests of the stockholders are being served. The primary role of the Board is to maximize stockholder value over the long-term. Eastman’s business is conducted by its employees, managers, and officers, under the direction of the Chief Executive Officer and with the oversight of the Board. The Nominating and Corporate Governance Committee of the Board periodically reviews and assesses the Company’s Corporate Governance Guidelines and governance practices.

The Board held five meetings during 2015. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which he or she served (during the period in which he or she served). The Board meets immediately before each annual meeting of stockholders, and the directors in attendance at such Board meeting attend the annual meeting of stockholders. All directors then serving on the Board attended the 2015 Annual Meeting of Stockholders.

Board Leadership Structure

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company may face from time to time, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and senior executives to meet those needs at any time. As a result, the Company believes that the decision as to who should serve as Chairman and as Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances. Our Corporate Governance Guidelines provide the Board the flexibility to determine whether or not the separation or combination of the Chairman and Chief Executive Officer offices is in the best interests of the Company.

Upon retirement of the Company’s then Executive Chairman, effective July 1, 2014 the Board designated Chief Executive Officer and director Mark J. Costa to serve as Chairman, having determined that this was the appropriate time for the appointment and the most efficient manner to facilitate effective communication between management and the Board and provide strong and consistent leadership as well as a unified voice for the Company. In addition, the Board believes that currently combining the roles of Chairman and Chief Executive Officer helps ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board.

In order to give a significant voice to our non-management directors and to reinforce effective, independent leadership on the Board, when the same person holds the Chief Executive Officer and Chairman positions or if the Chairman is not otherwise independent the Company’s Bylaws and Corporate Governance Guidelines provide that the Company shall have a Lead Director. The Lead Director’s responsibilities, which are described in more detail in the Company’s Corporate Governance Guidelines, include:

•

calling, setting agendas for, and presiding over executive sessions of the non-management directors at each regularly scheduled meeting of the Board, or at such other times as the non-management directors may determine;

•	calling special meetings of the full Board or the non-employee, independent directors;

•	presiding over Board meetings in the absence of the Chairman;

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collaborating and consulting with the Chairman and Chief Executive Officer and other senior management concerning and approving or directing the approval of agendas, schedules, and materials for Board meetings;

•	acting as a liaison between the independent directors and the Chairman; and

•	being available with the Chairman for consultation and direct communication with stockholders.

Stephen R. Demeritt has served as Lead Director since May 2013.

We believe that the foregoing structure, policies, and practices, when combined with the Company’s other governance policies and procedures, provide appropriate opportunities for oversight, discussion, and evaluation of decisions and direction from the Board.

Risk Oversight

The Board maintains oversight responsibility for the management of the Company’s risks, and oversees an enterprise-wide approach to risk management, designed to provide a holistic view of organizational objectives, including strategic objectives, to improve long-term organizational performance, to prioritize and manage identified risks, and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The full Board reviews with management its process for managing enterprise risk. Additionally, the Audit Committee is charged with overseeing our risk assessment and management process each year, including ensuring that management has instituted processes to identify major risks and has developed plans to manage such risks and reviewing with management the identified most significant risks and management’s plans for addressing and mitigating the potential effects of such risks. During the Company’s risk management review process, risk is assessed throughout our entire business, and is reported to a management corporate risk committee comprised of members of our various business units and control functions. Risks that are identified as “high-level” risks are reported to the Audit Committee and thereafter assigned, as appropriate, to various of the Board’s Committees, or to the Board as a whole, for further review, analysis, and development of appropriate plans for management and mitigation of the identified risks.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various Committees of the Board have been assigned responsibility for risk management oversight of specific areas. In particular, and in addition to its responsibility to conduct an annual assessment of the risk management process and report its findings to the Board, the Audit Committee maintains responsibility for overseeing risks related to the Company’s financial reporting, audit process, and internal controls over financial reporting and disclosure controls and procedures. The Finance Committee has oversight responsibility related to the Company’s financial position and financing activities, including such areas as capital structure, raw material and energy costs and hedging, large capital projects, pension obligations and funding, and acquisitions, divestitures, and joint ventures. The Health, Safety, Environmental and Security Committee assists the Board in fulfilling its oversight responsibility with respect to health, safety, environmental, security, and sustainability issues that affect the Company and works closely with the Company’s legal and regulatory management with respect to such matters. In addition, in setting compensation, the Compensation and Management Development Committee endeavors to develop a program of incentives that encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term business strategy and also reviews the leadership development of our employees. Finally, the Nominating and Corporate Governance Committee conducts an annual assessment of nominees to our Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committees structure, leadership, and membership, including those related to, affecting, or concerning the Board’s and its Committees’ risk oversight.

Director Independence

The Board and its Nominating and Corporate Governance Committee have reviewed the standards of independence for directors established by applicable laws and regulations, including the listing standards of the New York Stock Exchange, and by the Company’s Corporate Governance Guidelines and have reviewed and evaluated the relationships of directors with the Company and its management. Based upon this review and evaluation, the Board has determined that none of the non-employee members of the Board (that is, all directors but Mr. Costa) has or had a relationship with the Company or its management that would interfere with such director’s exercise of independent judgment, and that each non-employee member of the Board is an independent director.

In making these determinations, the Nominating and Corporate Governance Committee and the Board reviewed and evaluated all direct and indirect transactions and relationships between the Company and the non-employee directors and their affiliates and immediate family members. Under the New York Stock Exchange listing standards and Eastman’s Corporate Governance Guidelines, an “independent” director is one who has “no direct or indirect material relationship with the Company or its management” and who:

•	has not been employed by the Company or any of its subsidiaries or affiliates, and who has no immediate family member who has been an executive officer of the Company, within the previous three years;

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has not received, and whose immediate family member has not received, in any 12-month period within the previous three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service;

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as to the Company’s internal or external auditor, is not, and whose immediate family member is not, a partner; is not employed by; has not been, and whose immediate family member has not been, within the last three years, and is not currently, a partner or employee and personally worked on the Company’s audit;

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is not and has not in the past three years been employed, and whose immediate family member is not and has not in the past three years been employed, as an executive officer of another company where any of the Company’s present executives at the same time serve or served on that company’s compensation committee;

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is not an employee of, and whose immediate family member is not an executive officer of, another company that has made payments to, or received payments from, the Company for property or services in an amount that exceeds, in any of the last three years, the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•	has no personal services contract with the Company, any subsidiary or affiliate of the Company or any executive officer;

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does not have any other business relationship with the Company or any of its subsidiaries or affiliates (other than service as a director) that the Company would be required to disclose in proxy statements or in annual reports on Form 10-K filed with the SEC;

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is not an executive officer of another company that is indebted to the Company or to which the Company is indebted and the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company that he or she serves as an executive officer;

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is not an officer, director, or trustee of a charitable organization to which discretionary charitable contributions to the organization by the Company or an affiliate are more than 1% of that organization’s total annual charitable receipts or $100,000, whichever is less; and

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is not a director, executive officer, partner, or greater than 10% equity holder of an entity that provides advisory, consulting, or professional services to the Company, any of its affiliates, or any executive officer.

Transactions with Directors, Executive Officers, and Related Persons

As described above, at least annually the Board reviews and evaluates all current and recent past transactions involving the Company in which non-employee directors and their affiliates (including immediate family members and other firms, corporations, or entities with which the director has a relationship) have or had a direct or indirect interest. The Board also reviews any such transactions and relationships in which executive officers of the Company or members of their immediate families have or had an interest. In the most recent such review, the Board considered purchases and sales of products and services in the ordinary course of business to and from companies of which certain non-employee directors were executive officers and a payment by a third-party to a partnership of which a non-employee director was a partner for professional services to the third-party for which the Company paid fees to the third party. Each such transaction was below the thresholds of the categorical standards listed above and determined by the Board not to be a material transaction or relationship.

Written Company policies require approval by the Board (in the case of the Chief Executive Officer) or senior management (in the case of all other employees) of each Company transaction in which an employee has a direct or indirect financial or other personal interest, and restrict direct or indirect reporting relationships between immediate family member employees.

Board Committees

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation and Management Development Committee, a Finance Committee, and a Health, Safety, Environmental and Security Committee. All committee members are non-employee, independent directors. The written charter of each committee of the Board is available in the “Investors — Corporate Governance” section of the Company’s website (www.eastman.com).

Audit Committee.     The members of the Audit Committee are Messrs. Alfonso (Chair), Anderson, Demeritt, and Hernandez and Ms. Hornbaker. The Audit Committee held nine meetings during 2015. The purpose of the Audit Committee is to assist the Board in fulfilling the Board’s oversight responsibilities relating to:

•	the integrity of the financial statements of the Company and the Company’s system of internal controls and disclosure controls and procedures;

•	the Company’s management of and compliance with legal and regulatory requirements;

•	the independence and performance of the Company’s internal auditors;

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engagement and qualifications, independence, and performance of the Company’s independent auditors, including the approval of fees and other terms of their engagement and the approval of non-audit relationships with the independent auditors; and

•	risk assessment and risk management.

The Board of Directors has determined that each member of the Audit Committee is “independent” and that each of Messrs. Alfonso, Anderson, and Hernandez and Ms. Hornbaker is an “audit committee financial expert” under applicable provisions of the New York Stock Exchange’s listing standards and the Securities Exchange Act of 1934.

Audit Committee Report

On behalf of the Board of Directors, the Audit Committee oversees the Company’s financial reporting process and its internal control over financial reporting and related disclosure controls and procedures, areas for which management has the primary responsibility. The independent audit firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States and for issuing its report on the Company’s internal control over financial reporting. All audit and non-audit services provided to the Company by the independent auditors are pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority, and the Committee considers the compatibility of such non-audit services with the auditors’ independence. At the beginning of the year, the Audit Committee reviewed and approved all known audit and non-audit services and fees to be provided by and paid to PricewaterhouseCoopers LLP, the Company’s independent auditors. During the year, specific audit and non-audit services or fees not previously approved by the Audit Committee were approved in advance by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority.

The Audit Committee evaluates the performance of the independent auditors, including the senior audit engagement team, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, and the auditors’ technical expertise, tenure as the Company’s independent auditors, and knowledge of the Company’s global operations and industry. Based on this evaluation, the Audit Committee decided to retain PricewaterhouseCoopers LLP to serve as independent auditors for the year ending December 31, 2016. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask stockholders to ratify the appointment of the independent auditors at the 2016 Annual Meeting (see Item 3 — “Ratification of Appointment of Independent Auditors”).

Of the Audit Committee’s nine meetings during 2015, five were regular in-person meetings that included separate private (or “executive”) sessions of the Committee with the Company’s independent auditors and with Company management, including the director of internal audit, the chief legal officer, the chief financial officer, the chief accounting officer, the corporate controller, the vice president of corporate compliance, the chief information officer, and other financial and legal management employees, and among the Committee members themselves. These executive sessions included candid discussion of specific financial management, legal, accounting, auditing, internal and disclosure controls, corporate compliance, and risk management matters. As part of its oversight of the Company’s risk management process, the Committee reviewed and discussed management’s risk assessment and risk management program, including individual areas of risk and the overall risk management process. See “Risk Oversight” earlier in this proxy statement. The Audit Committee also met with the chief legal officer and the vice president of corporate compliance to discuss the effectiveness of the Company’s compliance program and received regular corporate compliance program status reports and updates.

Four of the Audit Committee’s meetings were conference calls to review the Company’s planned public disclosures of quarterly financial results. These meetings included review with management and the independent auditors of the financial statements and management’s discussion and analysis of financial condition and results of operations disclosures in the Company’s annual Form 10-K and quarterly Form 10-Q filings prior to filing with the SEC and of matters relating to the Company’s internal control over financial reporting and disclosure controls and procedures for such filings.

Numerous other informal meetings and communications among the Chair, various Committee members, PricewaterhouseCoopers LLP, and the director of internal audit and other members of the Company’s management also occurred. The agenda for each of the Audit Committee’s meetings is established by the Audit Committee Chair and the director of internal audit.

Throughout the year, the Committee reviewed with the Company’s financial management, the independent auditors, and the director of internal audit the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company’s internal controls over financial reporting, and the quality of the Company’s financial reporting.

Management has reviewed and discussed the audited financial statements and related disclosures in the Company’s Annual Report on Form 10-K with the Audit Committee. This review and discussion included the quality of accounting principles, the reasonableness of the significant accounting judgments and estimates, the clarity of disclosures in and concerning the financial statements, and the internal controls and disclosure controls and procedures that support management’s accounting and disclosure judgments and the certifications of the Chief Executive Officer and the Chief Financial Officer that the financial statements of the Company fairly present, in all material respects, the financial condition, results of operations, and cash flows of the Company.

In its meetings with representatives of the independent auditors, the Audit Committee asked them to address, and discussed their responses to, questions relevant to the Audit Committee’s oversight. These discussions included significant accounting judgments or estimates made by management in preparing the financial statements, fair presentation to investors in the financial statements of the Company’s financial position and performance in accordance with generally accepted accounting principles and SEC disclosure requirements, and implementation of internal controls and internal audit procedures that are appropriate for the Company.

The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management. In addition, the Committee has received written materials addressing PricewaterhouseCoopers LLP internal quality control procedures.

In reliance on these reviews and discussions and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

Audit Committee

Humberto P. Alfonso (Chair)

Gary E. Anderson

Stephen R. Demeritt

Robert M. Hernandez

Renée J. Hornbaker

Nominating and Corporate Governance Committee.    The members of the Nominating and Corporate Governance Committee are Messrs. Raisbeck (Chair), Begemann, Connors, and Kling and Ms. Holder. The Nominating and Corporate Governance Committee held five meetings during 2015. The purpose of the Nominating and Corporate Governance Committee is to:

•	identify individuals qualified to become Board members;

•	recommend to the Board candidates to fill Board vacancies and newly-created director positions;

•	recommend to the Board whether incumbent directors should be nominated for reelection to the Board upon the expiration of their terms;

•	review, develop, and recommend corporate governance principles and practices, and regularly review and evaluate corporate governance trends and developments;

•	review and make recommendations to the Board regarding director compensation (see “Director Compensation”); and

•	recommend committee structures, membership, and chairs and, if the Chairman is not an independent director, the independent director to serve as Lead Director.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” under applicable provisions of the New York Stock Exchange’s listing standards.

Director Nominations.    The Nominating and Corporate Governance Committee is responsible for reviewing and recommending to the Board potential directors who possess the skills, knowledge, and understanding necessary to be valued members of the Board in order to assist it in successfully performing its role in corporate oversight and governance. The Nominating and Corporate Governance Committee considers not only an individual director’s or possible nominee’s qualities, performance, and professional responsibilities, but also the then-current composition of the Board and the challenges and needs of the Board as a whole in an effort to ensure that the Board, at any time, is comprised of a diverse group of members who, individually and collectively, best serve the needs of the Company and its stockholders. In general, and in giving due consideration to the composition of the Board at that time, the desired attributes of individual directors, including those of any nominees of stockholders, are as follows:

•	integrity and demonstrated high ethical standards;

•	experience with business administration processes and principles;

•	the ability to express opinions, raise difficult questions, and make informed, independent judgments;

•	knowledge, experience, and skills in at least one specialty area, for example:

•	accounting or finance,

•	corporate management,

•	marketing,

•	manufacturing,

•	technology,

•	information systems,

•	the chemical industry,

•	international business, or

•	legal or governmental affairs;

•

the ability to devote sufficient time to prepare for and attend Board meetings (it is assumed that service on up to three other boards of directors will not impair a director’s service on the Company’s Board; the Nominating and Corporate Governance Committee reviews instances in which a director serves on more than three other for-profit companies’ boards of directors);

•	willingness and ability to work with other members of the Board in an open and constructive manner;

•	the ability to communicate clearly and persuasively; and

•	diversity with respect to other characteristics, which may include, at any time, gender, ethnic background, geographic origin, or personal, educational and professional experience.

The Nominating and Corporate Governance Committee will consider persons nominated by stockholders and recommend to the full Board whether such nominee should be included with the Board’s nominees for election by stockholders. Our Bylaws contain provisions that address the process (including the required information and deadlines) by which a stockholder or group of stockholders may nominate an individual for consideration by the Nominating and Corporate Governance Committee to stand for election at an annual meeting of stockholders. In addition, the proxy access provision in our Bylaws provides that, under certain circumstances, a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least the previous three years may nominate and include director nominees constituting up to 20% of the number of directors then serving on the Board in the Company’s proxy materials, provided that such stockholder(s) and nominee(s) satisfy the disclosure and other requirements set forth in our Bylaws. In order to use this proxy access Bylaw provision, stockholders are required to hold shares until the date of the applicable annual meeting. The full text of the proxy access Bylaw can be found as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on February 19, 2016. For additional information on how stockholders may submit nominees for election to the Board, see “INFORMATION ABOUT THE MEETING AND VOTING — Nominations by Stockholders for Election to the Board of Directors and Stockholder Nomination Proxy Access.”

The Board and the Nominating and Corporate Governance Committee have from time to time utilized the services of director search firms to assist in the identification of qualified potential director nominees including its identification and nomination of independent non-employee director James J. O’Brien.

Compensation and Management Development Committee.    The members of the Compensation and Management Development Committee (the “Compensation Committee”) are Messrs. Begemann (Chair), Connors, Kling, and Raisbeck and Ms. Holder. The Compensation Committee held six meetings during 2015. The purpose of the Compensation Committee is to establish and administer the Company’s policies, programs, and procedures for evaluating, developing, and compensating the Company’s senior management. Among other responsibilities included in its charter, the Compensation Committee oversees the Company’s compensation and benefits philosophy and strategy, including risk assessment of compensation programs and practices, determines the compensation of the Company’s executive officers, reviews management’s executive compensation disclosures, reviews and approves the adoption of cash and equity-based incentive management compensation plans, and oversees management’s administration of the Company’s benefits plans. The Compensation Committee has exclusive authority to grant stock-based incentive awards under the 2012 Omnibus Stock Compensation Plan, and has delegated to the Chairman and Chief Executive Officer authority to make certain limited stock-based compensation awards to employees other than executive officers. The Compensation Committee receives input from Company management on compensation and benefits matters, and considers such input in establishing and overseeing management’s compensation programs and in determining executive compensation. For additional description of the Committee’s processes and procedures for consideration and determination of executive compensation, including the role of management in recommending compensation, see the “Compensation Discussion and Analysis” later in this proxy statement.

The Board of Directors has determined that each member of the Compensation Committee is “independent” under applicable provisions of the New York Stock Exchange’s listing standards.

Compensation Consultant.    The Compensation Committee has directly engaged Aon Hewitt as its external compensation consultant. Aon Hewitt reports to, and receives its direction from, the Compensation Committee, and a representative of Aon Hewitt attends each meeting of the Compensation Committee as its advisor. Aon Hewitt provides the Compensation Committee with third-party survey information used in setting short- and long-term compensation levels, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms, and design. See “Compensation Discussion and Analysis.” Aon Hewitt also provides such services to the Nominating and Corporate Governance Committee for its recommendations to the Board regarding non-employee director compensation. See “Director Compensation.” Any other services provided by Aon Hewitt and its affiliates to Eastman are approved by the Compensation Committee. Aon Hewitt and affiliates provided services to the Compensation Committee and the Nominating and Corporate Governance Committee for total fees in 2015 of $242,087 and provided international pension consulting, retirement benefits consulting, human resources consulting, and insurance brokerage services to the Company for total fees in 2015 of $314,134. Company management also uses the services of several other outside firms for compensation analysis, third-party surveys, and management pay research and analysis. None of these other firms provide any consulting services to the Compensation Committee or to the Nominating and Corporate Governance Committee.

In reviewing Aon Hewitt’s performance in 2015 and considering its continued engagement for 2016, the Compensation Committee evaluated Aon Hewitt’s independence from Company management and any conflicts of interest in accordance with applicable New York Stock Exchange listing requirements. The Compensation Committee considered Aon Hewitt’s provision of other services to the Company, the fees paid by the Company to Aon Hewitt as a percentage of the firm’s total revenue, Aon Hewitt’s policies and procedures to prevent conflicts of interest, and the confirmation by Aon Hewitt that it and its representatives have no business or personal relationship with any member of the Compensation Committee, do not own any stock of the Company, and have no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Aon Hewitt is independent of the Committee and of Company management and has no conflicts of interest in its performance of services to the Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” which appears later in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC and in this proxy statement.

Compensation and Management Development Committee

Brett D. Begemann (Chair)

Michael P. Connors

Julie F. Holder

Lewis M. Kling

David W. Raisbeck

Finance Committee.    All of the directors except Mr. Costa are members, and Mr. Kling is the Chair, of the Finance Committee. The Finance Committee held four meetings during 2015. The purpose of the Finance Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s financial position and financing activities, including consideration of the Company’s financing plans, cost of capital, significant corporate transactions (including acquisitions, divestitures, and joint ventures), capital expenditures, financial status of the Company’s defined benefit pension plans, payment of dividends, issuance and repurchase of stock, and use of financial instruments, commodity purchasing, insurance, and other hedging arrangements and strategies to manage exposure to financial and market risks.

Health, Safety, Environmental and Security Committee.    All of the directors except Mr. Costa are members, and Mr. Hernandez is the Chair, of the Health, Safety, Environmental and Security Committee. The Health, Safety, Environmental and Security Committee held two meetings during 2015. The purpose of the Health, Safety, Environmental and Security Committee is to review with management and, where appropriate, make recommendations to the Board regarding the Company’s policies and practices concerning health, safety, environmental, security, sustainability, and political activities matters.

Director Compensation

Director compensation is determined by the Board of Directors based upon the recommendation of the Nominating and Corporate Governance Committee and the Committee’s compensation consultant. The Board uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting the compensation of non-employee directors, the Nominating and Corporate Governance Committee and the Board consider the significant amount of time that the Board and its Committees are expected to expend, the skills, knowledge, and understanding needed for service on the Board, and the types and amounts of director pay of other similar public companies. The Nominating and Corporate Governance Committee and the Board annually review non-employee director compensation, and the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has from time to time changed the amounts and forms of director pay (including the change in vesting of restricted stock awards described in note (2) below).

The following table sets forth certain information concerning compensation paid to the Company’s non-employee directors for 2015. James J. O’Brien became a director in February 2016, and received no compensation for service as a director for 2015. Directors who are also employees of the Company (Mr. Costa) receive no additional compensation for their service as directors. The footnotes to the table describe each of the components of director compensation.

Director Compensation for Year Ended December 31, 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total($)
Humberto P. Alfonso	$119,250	$75,021	$0	$0	$0	$60,000	$254,271
Gary E. Anderson	101,500	75,021	0	0	0	60,000	236,521
Brett D. Begemann	112,833	75,021	0	0	0	60,000	247,854
Michael P. Connors	113,000	75,021	0	0	0	60,000	248,021
Stephen R. Demeritt	143,000	75,021	0	0	0	60,000	278,021
Robert M. Hernandez	113,500	75,021	0	0	0	60,000	248,521
Julie F. Holder	104,500	75,021	0	0	0	60,000	239,521
Renée J. Hornbaker	122,500	75,021	0	0	0	60,000	257,521
Lewis M. Kling	113,500	75,021	0	0	0	60,000	248,521
David W. Raisbeck	115,500	75,021	0	0	0	60,000	250,521

1)

Compensation in this column consists of director retainer fees and, where applicable, Lead Director or committee chair retainer fees. This column also includes compensation paid on an “event” basis for significant time spent outside Board or committee meetings for director training, interviewing director candidates, meeting with Company management, meeting with external auditors, or other meetings or activities as directed by the Board or one of its committees. Cash fees for 2015 were paid according to the following schedule:

Director Retainers (Service and Meeting Retainers)	$100,000
“Event” Fee (Per Event)	1,500
Lead Director Retainer	40,000
Chair Retainer — Audit Committee	21,000
Chair Retainer — Compensation and Management Development Committee	17,000
Chair Retainer — Nominating and Corporate Governance Committee	14,000
Chair Retainer — Finance Committee	12,000
Chair Retainer — Health, Safety, Environmental and Security Committee	12,000

Cash retainers and event fees are paid in two semi-annual payments. Event fees were paid in 2015 to Mr. Anderson ($1,500), Mr. Begemann ($1,500), Mr. Connors ($4,500), Mr. Demeritt ($3,000), Mr. Hernandez ($1,500), Ms. Holder ($4,500), Ms. Hornbaker ($12,000), Mr. Kling ($1,500) and Mr. Raisbeck ($1,500).

2)

Grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation), of the annual award of restricted shares of common stock (“restricted shares”) to each non-employee director having a fair market value equal to $75,000 (with the number of restricted shares awarded rounded up in the case of fractional shares) made on the date of the 2015 Annual Meeting of Stockholders under the Director Stock Compensation Subplan of the 2012 Omnibus Stock Compensation Plan (the “DSCS”). See note 18 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2015, mailed and delivered electronically with this proxy statement, for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

The restricted shares are not transferable (except by will or the laws of descent and distribution or as described below) and are subject to forfeiture until the earliest of: (i) the third anniversary of the award date (provided the grantee is still a director), (ii) death, disability, or resignation due to attaining retirement age or another approved reason during the three years after grant, or (iii) departure from the Board at the end of the term of service to which elected. During the restricted period, the director has all of the rights of a stockholder with respect to the restricted shares (other than the right to transfer the shares), including voting and dividend rights. The DSCS contains provisions regarding the treatment of restricted shares in the event of a “change in control” (as defined in the DSCS, generally circumstances in which the Company is acquired by another entity or its controlling ownership is changed). In such event, all outstanding restricted shares would immediately vest and become transferable, and would be valued and cashed out on the basis of the change in control price as soon as practicable, but in no event more than 90 days after the change in control. The Nominating and Corporate Governance Committee has the discretion, even if a change in control event will occur, to determine that immediate vesting of restricted shares under the DSCS should not occur for that event and that the restricted shares will not become fully vested when that event occurs.

Each non-employee director held 2,967 restricted shares at December 31, 2015, and Mr. O’Brien held 158 restricted shares at February 18, 2016, the date of his election as a non-employee director.

Beginning with the automatic award of restricted shares to Mr. O’Brien upon his election as a non-employee director and the automatic annual award of restricted shares to each non-employee director on the date of the 2016 Annual Meeting, restricted shares awarded to non-employee directors under the DSCS vest and become transferable on the first anniversary of the award date.

3)

No stock options were granted in 2015. The aggregate number of outstanding stock options held by individual non-employee directors at December 31, 2015 was: Mr. Anderson (4,000), Mr. Connors (8,000), Mr. Demeritt (8,000), Mr. Hernandez (12,000), Ms. Hornbaker (8,000), Mr. Kling (8,000), and Mr. Raisbeck (12,000).

4)

The Directors’ Deferred Compensation Plan (the “DDCP”) is an unfunded, non-qualified, deferred compensation plan under which non-employee directors of the Company may elect to defer compensation received as a director until such time as they cease to serve as a director. Non-employee directors may make an annual advance irrevocable election to defer compensation for services to be rendered the following year. Compensation that may be deferred includes all or a portion of cash compensation for service as a director, including retainer and “event” fees. In addition, as described in note (5) below, each non-employee director receives an automatic full-year deferral of $60,000 into the director’s Eastman phantom stock account of the DDCP. Compensation which non-employee directors elect to defer into the DDCP is credited at the election of the non-employee director to individual hypothetical investment alternatives, including an Eastman phantom stock fund. Upon termination of service as a director, the value of the director’s DDCP account is paid, in cash, in a single lump sum or up to ten annual installments as elected in advance by the director. For 2015, no non-qualified deferred compensation earnings are reported because there were no preferential or above-market earnings on amounts in individual hypothetical investment accounts (defined as appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on the underlying common stock or interest on amounts deferred at a rate exceeding 120% of the federal long-term rate).

Eastman does not have a director pension plan.

5)

Amount of annual retainer not included in “Fees Earned or Paid in Cash” column that was automatically deferred into the director’s Eastman phantom stock investment account of the DDCP. The value of non-employee director perquisites and personal benefits that have an incremental cost to the Company (personal liability insurance and Company-provided insurance for non-employee director travel) are not reported for 2015 since the total amount per individual was less than $10,000.

ITEM 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides stockholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. In the Company’s advisory say-on-pay vote at the 2015 Annual Meeting, over 95% of votes cast were “for” approval of the executive compensation as disclosed in the 2015 Annual Meeting proxy statement. The Compensation Committee considered the outcome of this vote in its establishment and oversight of the compensation of the executive officers during 2015, as further discussed in “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” later in this proxy statement.

The Company’s business strategy for value creating growth is to leverage the capabilities of its employees to innovate and execute its growth strategy while remaining committed to maintaining a strong financial position with appropriate financial flexibility and liquidity. Our compensation philosophy supports this strategy by stressing the importance of pay for corporate and individual performance in meeting strategic and business goals for value creation and financial strength and flexibility, while maintaining flexibility to meet changing employee, business, and market conditions. Our executive compensation program is designed to attract and retain a talented and creative team of executives who will provide disciplined leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this by motivating executives with an appropriate mix of compensation elements. Please read the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the compensation of our named executive officers for 2015 as detailed in the tables and narrative.

The say-on-pay vote gives stockholders the opportunity to indicate their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers disclosed and the philosophy, objectives, and practices described in this proxy statement. Accordingly, stockholders are being asked to approve the compensation of the named executive officers as disclosed in the “EXECUTIVE COMPENSATION” section of this proxy statement, including the Compensation Discussion and Analysis, compensation tables, and narrative.

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board, or the Company. However, the Compensation Committee and the Board value the opinions of the Company’s stockholders, and the Compensation Committee will consider the outcome of the vote in its establishment and oversight of the compensation of the executive officers. It is currently expected that stockholders will be given an opportunity to cast an advisory vote on this topic annually, with the next opportunity occurring at the 2017 Annual Meeting.

The Board of Directors recommends that you vote “FOR” advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This “Compensation Discussion and Analysis” is intended to provide context for the executive compensation information detailed in the tables and narrative in the following sections of this proxy statement. The Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) establishes and oversees the administration of the policies, programs, and procedures for evaluating, developing, and compensating our senior management, and determines the components, structure, forms, terms, and amounts of the compensation of our executive officers. What follows is a summary of compensation philosophy and objectives for executive officers, the relationship of corporate performance to executive compensation, and the bases for the compensation of executive officers.

Overview

As described in more detail below, the Compensation Committee believes that the compensation of the executive officers is appropriate based on Eastman’s performance and the competitive market. For 2015, the compensation of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) consisted of three principal elements: base salary, annual incentive pay opportunities, and long-term stock-based incentive awards in the form of stock options, performance shares, and restricted stock units. Base salary helps us to attract and retain executive talent and is the fixed element of our pay program. The Company uses annual incentive pay to tie executive compensation to attainment of key Company and individual objectives. Long-term stock-based pay is designed to align executive compensation with the long-term interests of the Company’s stockholders, focus on achievement of strategic long-term financial objectives, and further attract and retain an outstanding executive team. The Compensation Committee believes that this mix of executive pay components strikes an appropriate balance between the short- and long-term focus of the executives and the types of performance incented and risks encouraged, and aligns the interests of executive officers with those of other stockholders.

The Company’s executive compensation program currently includes the following features:

•

Oversight and decisions by a Compensation Committee comprised solely of independent directors with significant executive compensation and management experience who understand drivers of long-term corporate performance.

•	Use of an independent compensation consultant to the Compensation Committee with no conflicts of interest.

•	Annual assessment by the Compensation Committee of potential risks associated with the compensation program.

•	Benchmarking of executive pay and overall program design based on data from the Committee’s independent compensation consultant.

•	Significant portion of pay based on corporate and individual performance.

•	No repricing or changing of performance criteria for stock options or other long-term stock-based incentive awards is permitted after those awards are granted.

•	Limited executive perquisites, only tailored to address specific Company objectives, with no tax “gross-up” for any imputed income on perquisites.

•	Provision for the reimbursement (or “clawback”) by executive officers of certain incentive-based compensation in the event of certain accounting restatements.

•	Limited change-in-control severance arrangements, including no tax “gross-up” payments and a “double trigger” for accelerated equity vesting.

•	Value of equity awards not included in pension benefit calculations.

•	Stock ownership expectations.

•	Prohibition on pledging or hedging Company stock by our executive officers.

For 2015, our executive officers were compensated based on the Company’s and its businesses’ financial performance and levels of corporate and individual attainment of short-term and longer-term strategic business objectives.

•	Mr. Costa’s annual base pay was increased 10% to align his salary with that of CEOs of peer companies;

•	the other executive officers had their annual base pay increased, ranging from 3% to 30%, to keep their salaries at competitive levels compared to executives with similar positions at peer companies;

•

executive officers received annual incentive pay awards ranging from 117% to 140% of target amounts as a result of the Company’s above target adjusted earnings from operations and each executive’s organizational and personal performance meeting or exceeding expectations;

•

executive officers received payouts of common stock at 50% of target award levels under previously awarded long-term performance shares as a result of the Company’s three-year (2013-2015) total stockholder return ranking in the 4th quintile of compared companies and the Company attaining an average return on capital of 12.43% (compared to a target return goal of 12.5%); and

•

executive officers received stock option grants and long-term performance share and restricted stock unit awards which directly link future compensation to stockholder and capital returns and as retention incentives.

In addition, in 2015 the Compensation Committee:

•	Adopted a new more broadly-based executive incentive pay recoupment (or “clawback”) policy. See “Compensation Recoupment Policy” below.

•

Evaluated the alignment of the current design of our incentive pay program to our compensation philosophy in light of recent changes to the Company’s business, products, and strategy for growth. As a result of this evaluation, the Committee redesigned annual cash incentive pay so that 2016 corporate performance and the corresponding payout pool will be measured 75% by adjusted earnings from operations and 25% by free cash flow (cash from operations less capital expenditures). In addition, the Committee designed the 2015-2017 performance shares to place greater weight on relative total stockholder return and less weight on return on capital. See “Annual Incentive Pay — Unit Performance Plan” and “Stock-Based Incentive Pay — Long-Term Performance Shares” below.

•	Approved the provision to executives of long-term disability “gap” insurance. See “Executive Perquisites and Personal Benefits” below.

Management Compensation Philosophy, Objectives, and Program

Our Business.    Eastman is a global specialty chemical company that produces a broad range of advanced materials, chemicals, and fibers that are found in products people use every day. The Company sells differentiated products into diverse markets and geographic regions. Eastman’s objective is to be an outperforming specialty chemical company with consistent earnings growth and strong cash flow. Eastman works with customers to meet their needs in existing and new markets through development of innovative products and technologies. Management believes that the Company can deliver consistent financial results by leveraging the Company’s world class technology platforms, improving product mix through innovation and increasing emphasis on specialty businesses and products, sustaining and expanding advantaged market positions, and leveraging advantaged cost positions. Consistently increasing earnings are expected to result from both organic (internal) growth initiatives and strategic inorganic (external growth through acquisitions and joint ventures) initiatives.

In 2015, the Company’s products and operations were managed and reported in five operating segments: Additives & Functional Products (“AFP”), Adhesives & Plasticizers (“A&P”), Advanced Materials (“AM”), Fibers, and Specialty Fluids & Intermediates (“SFI”). As a result of changes in the Company’s organizational structure and management, beginning first quarter 2016 the Company’s products and operations are managed and reported in four operating segments: AFP, AM, Fibers, and Chemical Intermediates (“CI”). The new structure supports the Company’s strategy to transform towards a specialty portfolio by better aligning similar businesses in a more streamlined structure. In addition to these segments, the Company manages certain costs and initiatives at the corporate level, including various research and development initiatives. Eastman had 2015 revenues of $9.6 billion, compared to 2014 revenues of $9.5 billion.

Our Compensation Philosophy.    The Company’s business strategy for value creating growth is to leverage the capabilities of its employees to innovate and execute its growth strategy while remaining committed to maintaining a strong financial position with appropriate financial flexibility and liquidity. Our compensation philosophy supports this strategy by stressing the importance of pay for corporate and individual performance in meeting strategic and business goals for growth, value creation and financial strength, while maintaining flexibility to meet changing employee, business, and market conditions. Our executive compensation program is designed to attract and retain a talented team of executives who are expected to provide disciplined leadership for the Company’s success in dynamic, competitive markets. The Company seeks to accomplish this by motivating executives with an appropriate mix of compensation elements, as described in more detail below.

As described below, our compensation program is designed so that a significant portion of compensation is based on the measures of performance that we believe are most relevant to our corporate business strategy and significant to investors, including cumulative total shareholder return and return on capital for multi-year periods, annual adjusted earnings from operations, cash from operations, and free cash flow, and multi-year stock price appreciation. Performance goals for each of these measures of performance are designed to be challenging so that payouts at target levels will only occur if target performance is achieved (as evidenced by the below target 2013-2015 performance share payouts described below under “Long-Term Performance Shares”).

Our Compensation Objectives.    Within the management compensation program, our primary objectives are to:

•	Provide the appropriate amount of annual pay that allows us to compete for talent.

•

Attract and retain highly-qualified executives by providing incentive opportunities for the attainment of the Company’s strategic business objectives, while providing financial incentives to achieve superior performance.

•

Provide appropriate short-term and long-term incentives to reward the attainment of short-term and long-term corporate and individual objectives consistent with corporate growth strategy and objectives.

•	Ensure performance targets are appropriately challenging and properly aligned with business strategy and stockholder interests.

•	Maintain balance in the types of corporate and individual performance incented and the levels and types of risks managers are encouraged to evaluate and take.

Primary Components of our Management Compensation Program and How Each Component Complements our Philosophy and Objectives. Our management compensation program has three primary components:

Annual base pay	Provides a market-based annual salary at a level consistent with the individual’s position and contributions.

Annual incentive pay	Designed to align senior managers’ financial interests with the Company’s shorter-term business objectives, making a portion of annual cash compensation dependent upon the annual success of the Company, business unit performance, and attainment of individual objectives.

Stock-based long-term incentive pay	Encourages an ownership mindset by aligning the interests of senior managers with other stockholders, focusing on the achievement of strategic long-term financial objectives and outperforming peer companies.

The Compensation Committee, with input from management and the Committee’s independent compensation consultant, designs, administers, and assesses the effectiveness of all executive compensation elements against the market and our overall compensation philosophy and objectives. The Committee’s assessment includes review of the value of each element of pay and of total pay on a recognized and a realizable basis. The table below describes each element of pay and its primary links to the objectives of our compensation philosophy.

Compensation Element	Compete in Market	Attract and Retain Executive Talent	Reward Business Performance and Attainment of Individual Objectives	Balance Among Performance Incented and Risk Management	Reward Long-Term Performance in Alignment with Stockholders’ Interests
Annual Base Pay	X	X		X
Annual Incentive Pay	X	X	X	X
Stock-Based Long-Term Incentive Pay — Stock Options	X	X		X	X
Stock-Based Long-Term Incentive Pay — Performance Shares and RSUs	X	X	X	X	X
Other Compensation and Benefits	X	X		X

Each year, the Compensation Committee, with the assistance of its independent compensation consultant, compares the relative mix of the compensation components with those of comparable companies. The Compensation Committee does not have a fixed method for determining how an executive officer’s total compensation should be allocated among these compensation components. Instead, the Compensation Committee uses a flexible approach to compensation setting to help us better achieve our business objectives from year to year and to attract and retain executive talent. As described below, the Company believes that a significant portion of our executives’ compensation should be “at risk” to business and individual performance, and that the at-risk amount should increase with the executive’s level of responsibility. This means that at-risk compensation will be earned only if at least a threshold level of targeted business and individual performance is met. We believe it is also important to encourage a balance between the short-term and long-term focus of executives, and in the types of performance incented and risks encouraged, as well as to align their interests with those of stockholders, by providing a meaningful portion of their compensation in the form of stock-based pay.

Other Compensation and Benefits.    The Company’s executive officers also participate in benefits plans generally available to all other employees, including two nonqualified supplemental retirement plans for U.S. employees with pay above Internal Revenue Code limits, and in a deferred compensation plan for management-level employees. These benefits are intended to keep us competitive in attracting and retaining executive and other management-level employees by restoring benefits that will not be paid to them under our pension plan or 401(k) plan due to tax law limits. See “Pension Benefits” and “2015 Nonqualified Deferred Compensation” in the “Compensation Tables” section below. We have also entered into limited change in control severance agreements with certain of our executive officers and provide a modest program of executive perquisites and personal benefits which serve the specific purposes described in this Compensation Discussion and Analysis and the tables that follow.

Mix of Total Compensation.    The following charts illustrate the percentage of total compensation for our CEO and our other named executive officers on average, respectively, represented by each element of compensation for 2015.

*	Cash payment based on 2015 performance.
**

Grant date fair value of stock options granted in 2015, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See Note 1 to the Summary Compensation Table below.

***	Market value of shares of Eastman common stock paid out under performance shares previously awarded for the 2013-2015 performance period.
****	For a description of other compensation, see Note 5 to the Summary Compensation Table below.

Risk Analysis of Executive Compensation.    The balance of short-term and long-term compensation as tools to drive individual behaviors and risk management is carefully considered in the design and administration of the Company’s overall employee compensation programs. The compensation program for executive employees is additionally structured so that a considerable amount of compensation is tied to the long-term performance of Eastman. We strive to avoid disproportionately large short-term incentives that could encourage unnecessary risk-taking which is not in the Company’s long-term interests. While a significant portion of our executive compensation is performance-based, we do not believe that our philosophy or objectives encourage excessive risk-taking. The Compensation Committee has focused our management compensation program on aligning the Company’s compensation with the long-term interests of Eastman, and has designed the elements of our executive compensation program to discourage management decisions that could pose inappropriate long-term risks to the Company and its stockholders, using the following methods:

•

The compensation of our executive officers is not overly-weighted toward short-term incentives. For instance, each of our CEO’s and other named executive officer’s target annual incentive pay for 2015 was 34% of his total target compensation. Moreover, annual incentive pay awards are capped at 200% of an executive’s target award to protect against disproportionately large short-term incentives, and the Compensation Committee has broad discretion in determining the amount of variable cash payouts to executives based upon individual performance and other factors, including whether an executive has caused Eastman to take excessive risk.

•

Our stock ownership expectations are for the CEO to hold Eastman stock and stock-equivalents having a value of at least five times base annual pay and for the other executive officers to hold Eastman stock and stock-equivalents having a value of at least two-and-one-half times base annual pay. We also prohibit our executive officers from entering into arrangements designed to hedge their exposure to changes in the market price of Eastman stock or from pledging Eastman stock as security or collateral for loans or in margin brokerage accounts. See “Stock Ownership of Directors and Executive Officers — Executive and Director Stock Ownership Expectations; No Hedging or Pledging of Company Stock”. These policies ensure that each executive will have a significant amount of personal wealth tied to the long-term performance of Eastman stock and that their interests will remain aligned with those of our other stockholders.

•

The largest portion of total target executive pay is long-term, stock-based incentive compensation that vests over a period of years. The stock payout opportunity combined with a multi-year vesting period encourages our executives to focus on maximizing Eastman’s long-term performance. These awards are made annually, so executives will continue to have unvested awards that will provide value only if our business continues to be appropriately managed over the long term.

•

A significant portion of executives’ long-term incentive compensation opportunities consist of performance share awards. Performance share payouts are tied to how Eastman performs on certain metrics identified by the Compensation Committee periodically as appropriately driving long-term stockholder value over a three-year period. This approach focuses management on sustaining the Company’s long-term performance. These awards also have overlapping performance periods, thereby discouraging excessive risk-taking in the near-term because such behavior could jeopardize the potential long-term payouts under other awards. To further ensure that there is not a significant incentive for excessive risk-taking, the payout of these awards has been capped at 250% of target for the 2013-2015, 2014-2016 and 2015-2017 performance periods.

•

The variety of corporate and individual performance evaluated by the Compensation Committee to determine various forms of long-term and short-term incentive pay (including operating earnings and earnings per share, cash flow, return on capital, employee safety, and total stockholder return relative to peer companies) is designed to minimize the risk that executives will focus excessive attention on a single area of performance or performance measure.

•

Company policies and the plan under which our long-term stock-based incentive compensation awards are made require repayment of certain variable and incentive compensation amounts in the event of an accounting restatement due to material noncompliance by the Company with financial reporting requirements. See “Compensation Recoupment Policy” below.

We believe that this combination of factors encourages our executives to manage our businesses and execute our strategy for growth in a prudent manner.

In 2015, Aon Hewitt, the Compensation Committee’s external compensation consultant, conducted a risk assessment of our compensation policies, programs, and practices, including executive compensation and broad-based compensation programs for all employees. Based on the results of Aon Hewitt’s assessment, the Compensation Committee has concluded that the Company’s compensation programs and practices are well aligned with corporate strategy, contain appropriate risk balancing and mitigation features, and are not structured in a way that should incent risk taking that is reasonably likely to have a material adverse effect on the Company.

Review of 2015 Executive Compensation

The Compensation Committee reviewed overall compensation of the Chief Executive Officer and the other named executive officers and determined each component of executive compensation for 2015 as described below. As part of this review, the Compensation Committee:

•

Reviewed the value of each type of compensation and benefit for each of the executive officers, including annual incentive pay opportunities and long-term stock-based compensation awards, perquisites and personal benefits, deferred accounts, and retirement plans and determined that the amounts, individually and in the aggregate, were appropriate and in line with external market and internal comparisons.

•	Considered the estimated value of outstanding unvested, unexercised, and unrealized stock-based awards in its review of the types and values of each executive officer’s compensation.

•	Determined the amount and forms of compensation considering the following:

•	Company and individual performance,

•	compensation relative to that for similar positions in other companies,

•	the mix of short- and long-term compensation, and total compensation, relative to other Eastman executive officers and employees,

•

whether the features of each form of compensation are appropriately balanced in terms of the types of corporate and individual performance being incented, the levels and types of risk they encourage managers to evaluate and take, and whether the compensation encourages managers to take unnecessary risks,

•	background information and recommendations from the Company’s management compensation organization and from the external compensation consultant engaged by the Compensation Committee, and

•	the recommendations of the Chief Executive Officer regarding pay for the other executive officers.

For 2015, the Compensation Committee compared total annual cash compensation opportunity (base pay and target incentive pay opportunity) levels and the value and mix of long-term stock-based incentive pay opportunity for the Company’s executive officers with those of the following companies, taking into account differences in the relative size and businesses of such other companies. These companies were selected with assistance from Aon Hewitt based upon similarity of their industry, number of employees, revenues, number and type of commercialized products, and market capitalization with Eastman:

Air Products and Chemicals, Inc.
Ashland Inc.
Ball Corporation
Celanese Corporation
Corning Inc.
Danaher Corporation
Dover Corporation
The Dow Chemical Company
Eaton Corporation Plc
Ecolab Inc.

E. I. DuPont de Nemours and Company
FMC Corporation
Ingersoll-Rand Plc
Monsanto Company
Parker-Hannifin Corporation
PPG Industries Inc.
Praxair Inc.
Sealed Air Corporation
Rockwell Automation, Inc.
The Valspar Corporation

Evaluation of Stockholder Say-on-Pay Vote Results

As described in “ITEM 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION” of this proxy statement, at the 2016 Annual Meeting stockholders will again have the opportunity to indicate their views on the compensation of our named executive officers by an advisory “say-on-pay” vote. At the Company’s 2015 Annual Meeting over 95% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee considered this vote result as general approval of the Company’s approach to executive compensation. Therefore, it did not make any significant changes in the structure of our executive compensation program as a result of this vote. Instead, the Committee focused on refining select elements of the program, as summarized above under “Overview”. The Compensation Committee will continue to consider the vote results of say-on-pay proposals, and other appropriate executive compensation and corporate governance developments, in future years when making compensation decisions for our named executive officers.

Elements of our Executive Compensation

Annual Cash Compensation — Base Pay and Incentive Pay

How Base Pay and Annual Incentive Pay Levels Are Determined.    For executive officers, targeted total cash compensation is intended to be competitive with comparable pay for similar jobs when target levels of corporate, business and functional organization, and individual performance are achieved. The targeted levels of cash compensation are based upon information provided by Aon Hewitt and from publicly available information. For 2015, a significant portion of each executive officer’s total pay was variable, as shown in the charts under “Mix of Total Compensation”. Depending upon Company, business and functional unit, and individual performance, executive officers could receive more or less than their target amount.

As requested by the Compensation Committee, Aon Hewitt provided benchmarking analysis of the total cash compensation for executives with similar positions at the comparator companies listed above. Aon Hewitt also advised the Compensation Committee of general market cash compensation practices and trends. In determining each executive officer’s targeted total cash compensation, the Compensation Committee considered this benchmarking data and also applied its judgment in considering the competitive market for executive talent, comparative pay levels of each other executive officer, relative cash compensation of other jobs in the Company, and differences between the Company’s executive positions and those of the comparator companies. For 2015, the Compensation Committee set the targeted cash pay for executives within a range of 10% above or below the median level of the total targeted cash compensation for comparable positions of the comparator companies, with exceptions in the event of changes in individual scope of responsibilities, corporate performance, and time and experience in position.

Base Pay.    In late 2014 and early 2015, after reviewing market competitive pay levels and the targeted total cash compensation of the executive officers, the Compensation Committee determined that base pay increases were appropriate for certain of the executive officers because their targeted total cash compensation was below that of the mid-range of the comparator companies. In addition to external comparisons, the Committee considered the cash compensation levels of each executive officer relative to that of each other executive officer. Even with these increases in base salary, our executive officers’ total annual compensation for 2015 consisted primarily of variable compensation. Increases in the base pay amounts reported in the “Salary” column of the Summary Compensation Table reflect the increased target total cash compensation levels for 2015.

Annual Incentive Pay — Unit Performance Plan.    For 2015, the variable portion of cash compensation paid to approximately 900 management level employees, including the executive officers, was determined under the Unit Performance Plan (the “UPP”). Under the UPP, the Compensation Committee sets a cash payout pool target amount at the beginning of each year, with the total available payout ranging from 0 to 200 percent of target amount depending on the Company’s financial performance. The Committee reserves discretion to adjust the total payout pool amount to reflect overall corporate performance and business and financial conditions and other corporate objectives. The total UPP award pool is determined after the end of the performance year as the aggregate of the UPP payouts for each participant if the individual’s organizational and individual performance were at target levels, multiplied by a “performance factor” determined by actual corporate performance compared to the pre-set performance goals.

2015 UPP named executive officer target opportunities.    Consistent with our compensation objectives, as employees assume greater responsibilities more of their pay is linked to Company performance. Variable UPP cash pay targets (expressed as a percentage of base salary) are established at the beginning of the performance year based on job responsibilities, relative targets for other Company positions, and comparator company practices. For the named executive officers, the target annual UPP incentive opportunities for 2015 were as follows:

Name	Title	Target UPP Opportunity as % of Base Salary
Mark J. Costa	Chief Executive Officer	130%
Curtis E. Espeland	Executive Vice President and Chief Financial Officer	90%
Ronald C. Lindsay	Chief Operating Officer	100%
Brad A. Lich	Executive Vice President	85%
David A. Golden	Senior Vice President and Chief Legal Officer	70%

2015 UPP Company performance measure and targets.    The 2015 UPP payout pool was determined based on Company earnings from operations (or “EFO”), as adjusted by the Compensation Committee for certain cost, charge, and income items that were not included in the Company’s targeted financial performance under the annual business plan and that were excluded from operating earnings in the non-GAAP financial measures disclosed by the Company in its public disclosures of financial results. The selection of adjusted EFO as the measure of 2015 corporate performance was intended to focus management level employees on both top-line revenue and bottom-line earnings and to allow measurement of UPP performance throughout the year based upon reported Company quarterly financial results. The Committee chose adjusted EFO to tie the performance measure and targets to the strategy and corresponding annual business plan targets on which UPP participant performance would be evaluated in 2015. (As described under “Overview”, following evaluation in 2015 of alignment of the design of the Company’s incentive pay program and compensation philosophy with recent changes to the Company’s business, products, and strategy for growth, 2016 UPP corporate performance and the corresponding payout pool will be measured 75% by adjusted EFO and 25% by free cash flow.)

In establishing the 2015 UPP EFO performance target, the Committee considered the targeted 2015 financial and strategic performance under management’s annual business plan as approved by the Board in late 2014. The target levels of EFO and corresponding UPP payout pools were set for above-target payout if the Company exceeded target annual business plan performance and below-target payout if performance did not meet target business plan EFO.

Target adjusted EFO for 2015 for executives and other senior managers corresponded to the Company’s operating earnings target under the annual business plan for 2015 as approved by the Board in late 2014. The 2015 UPP threshold, target, and maximum adjusted EFO amounts for UPP award pool funding were:

	Threshold (85% Performance) (50% Award Pool Funding)	Target (100% Performance) (100% Award Pool Funding)	Maximum (115% Performance) (200% Award Pool Funding)
Adjusted Earnings From Operations	$1.424 billion	$1.675 billion	$1.926 billion

2015 UPP Company performance and payout pool.    Adjusted operating earnings resulted in an above target payout pool for 2015 (compared to a UPP payout pool above target for 2013 and a payout pool below target for 2014). The graphs below show the threshold, target, and maximum payout performance targets for executives for each of 2013, 2014 and 2015, and the adjusted EFO performance for each year and the corresponding multiples of target UPP payouts.

Adjusted EFO for 2015 was $1.717 billion, resulting in a “performance factor” of 1.17 for executives and other senior managers and a total UPP award pool for all management level employees, including the named executive officers, of $49.3 million. The calculation of EFO under the UPP for 2015 was adjusted to exclude from GAAP operating earnings mark-to-market pension and other postretirement benefit net loss, acquisition-

related costs and charges, and asset impairments and restructuring charges. These adjustments increased the calculated earnings from operations under the UPP by $333 million and the UPP award pool by $49.3 million.

2015 UPP named executive officer payouts.    The Compensation Committee determines the portions of the overall UPP award pool to be allocated to the CEO and to the other executive officers as a group. The Chief Executive Officer, in consultation with the other executive officers, determined the allocation of the overall UPP award pool to the various organizations within the Company for payouts to other management-level employees. The allocation was based on their assessment of the performance of each organization relative to objectives established at the beginning of the performance year.

Once each organization’s portion of the overall award pool was determined, management within each organization (the Chief Executive Officer in the case of the named executive officers other than the CEO and, in the case of the Chief Executive Officer, the Compensation Committee) allocated the organization’s portion of the Company award pool for individual payouts, based upon individual performance against the financial, organizational, and strategic performance objectives and expectations established at the beginning of the performance year.

The Compensation Committee determined the CEO’s payout (equal to 117% of his target variable cash pay amount) based upon the Compensation Committee’s assessment of his individual performance as described below. The portion of the overall UPP award pool allocated to the other named executive officers was $2.823 million (equal to 121% of their aggregate individual target variable cash pay amounts), with their individual payouts based upon the CEO’s assessment of each executive’s individual performance as described below.

For 2015, the following corporate performance objectives were established for the CEO and the other named executive officers based upon targeted 2015 performance under management’s annual business plan as approved by the Board in late 2014, with no specific weighting among the objectives. Actual performance against these objectives was assessed by the Compensation Committee (for the CEO) and by the CEO and the Compensation Committee (for the other named executive officers) in determining the amounts of the individual payouts:

Measure	Target	Actual
Adjusted earnings from operations*	$1.675 billion	$1.717 billion
Adjusted earnings per share*	$7.00/share	$7.28/share
Free cash flow**	≥$850 million	$960 million
Employee safety — days away from work (measured as days away from work per 200,000 hours worked) — achieve goal by 2015 with annual improvement	≤0.05	0.17
OSHA recordable injuries (measured per 200,000 hours worked) — achieve goal by 2015 with annual improvement	≤0.35	0.64

*	Non-GAAP financial measure, with adjustments as described above.
**	Cash from operations less capital expenditures.

Additionally, each of the named executive officers had individual performance commitments targeted to each executive’s area of responsibility, with no specific weighting among the commitments. Actual performance of the CEO (as assessed by the Compensation Committee) and of the other named executive officers (as assessed by the CEO and the Compensation Committee) was as follows:

Officer	Commitments	Performance
Mark J. Costa	Overall Company financial and business performance	Met

	Organic and inorganic growth and strategic initiatives (including acquisitions integration and synergies, new product and technology initiatives, productivity improvements, and organizational capabilities enhancement)	Met

	Employee safety and wellness	Met partially

Curtis E. Espeland	Earnings	Met

	Free cash flow	Met

Officer	Commitments	Performance
	Integration of and synergies from acquisitions	Met

	Finance organization efficiency and effectiveness of key processes	Met

Ronald C. Lindsay	Adhesives & Plasticizers, Fibers, and Specialty Fluids & Intermediates business results (segment EFO, sales variable cost margin, and costs goals)	Met overall

	Adhesives & Plasticizers, Fibers, and Specialty Fluids & Intermediates business organic and inorganic growth and strategic initiatives (including Fibers asset and business restructuring and reorganization and Special Fluids & Intermediates strategic business changes, acquisitions integration and synergies, and productivity improvements)	Met

	Employee safety and wellness	Met partially

Brad A. Lich	Additives & Functional Products and Advanced Materials business results (segment EFO and sales variable cost margin goals)	Met

	Additives & Functional Products and Advanced Materials business organic and inorganic growth and strategic initiatives (including acquisitions integration and synergies, new technology and product development, and commercialization and productivity improvements)	Exceeded

	Senior management and leadership development	Met

David A. Golden	Legal, intellectual property, regulatory, health, safety, and environment, and corporate compliance support of organic and inorganic growth projects (including acquisitions integration and synergies, new product and technology initiatives, and cost reduction and productivity initiatives)	Exceeded

	Manage commercial dispute resolution and litigation	Exceeded

	Support key business contract customer negotiations	Met

The Compensation Committee determined that, based upon actual corporate performance against targets as listed above, each executive’s individual performance and leadership that contributed to this performance was satisfactory and met or exceeded expectations for purposes of determining his allocated individual portion of the respective award pools (117% of Mr. Costa’s individual target annual incentive pay amount and 121% of the other named executives’ aggregate individual target annual incentive pay amounts).

Additionally, the Compensation Committee evaluated each executive’s performance against his individual commitments as described above and concluded that each executive’s individual performance in these areas was overall at or above target performance for purposes of determining their individual portions of the respective award pools.

Based upon the amount of the UPP award pool allocated to the CEO and to the other named executive officers, respectively, as described above, and the assessments of the CEO’s and other executives’ individual performance against established goals and expectations as described above, the Compensation Committee determined the amounts of the individual payouts from the allocated portions of the UPP award pools based upon the Committee’s judgment of overall Company performance and performance of applicable business or functional units, each individual executive’s overall contribution and leadership, and external business conditions and circumstances, as follows:

Named Executive Officer	Actual UPP Payout	Target UPP Payout	Actual UPP Payout as % of Target
Mark J. Costa	$1,673,100	$1,430,000	117%
Curtis E. Espeland	774,000	661,500	117%
Ronald C. Lindsay	904,000	772,500	117%
Brad A. Lich	668,000	518,500	129%
David A. Golden	477,000	371,000	129%

The 2015 UPP payouts to the named executive officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Stock-Based Incentive Pay

Equity-Based Compensation Program.    Equity-based compensation is designed to facilitate stock ownership in order to link senior managers’ pay to long-term return to further align those managers’ interests with the interests of other stockholders. Important elements of the executive equity-based compensation program are:

Stock Options	Granted under the Company’s Omnibus Stock Compensation Plan (the “Omnibus Plan”), stock options create a direct link between compensation of key Company managers and long-term performance of the Company through appreciation of stock price.
Performance Shares	Awarded under the Omnibus Plan to provide an incentive for key managers to earn stock awards by meeting specified multi-year business or individual performance goals.
Other Stock-Based Incentive Pay	Under the Omnibus Plan, the Compensation Committee may also award additional stock-based compensation (with or without restrictions), including performance units, restricted stock units, stock appreciation rights, and additional stock options with performance-based or other conditions to vesting.
Stock Ownership Expectations	Established for executive officers to encourage long-term stock ownership and the holding of shares awarded under the Omnibus Plan or acquired upon exercise of options. Over a five-year period, executive officers are expected to accumulate stock with a value of two and one-half times their annual base pay (five times base pay for the Chief Executive Officer) in Company stock or stock equivalents. See “Stock Ownership of Directors and Executive Officers — Executive and Director Stock Ownership Expectations.” All executive officers have met or are on schedule to meet their ownership expectations.

How Stock-Based Incentive Pay Levels Are Determined.    The Compensation Committee establishes the value and mix of total stock-based incentive pay for a year by considering recommendations from Aon Hewitt based on long-term compensation survey data for the comparator companies listed under “Review of 2015 Executive Compensation”.

As requested by the Compensation Committee, Aon Hewitt provides benchmarking analysis of this long-term stock-based compensation information, and also advises the Compensation Committee of general market stock-based incentive compensation practices and trends.

The Compensation Committee also regularly reviews with Aon Hewitt the realizable value of each named executive officer’s outstanding unvested, unexercised, and unrealized stock-based awards compared to similar pay of executives of the comparator companies in determining stock-based incentive pay levels.

For 2015, stock options and performance shares were awarded in amounts intended to align total stock-based compensation with the mid-range of comparable stock-based compensation of the comparator companies.

Stock Options.    In 2015, the Compensation Committee determined to provide approximately 25% of the value of each executive officer’s stock-based compensation in the form of stock options. The Compensation Committee grants stock options with an exercise price equal to the market price of the underlying stock on the grant date, and on the date of its authorization of grants it sets a grant date that is on or after the date of approval of the grant. In determining the size and terms of option awards, the Compensation Committee used the services of Aon Hewitt to derive values of options using a variation of the Black-Scholes option-pricing model. In addition, Aon Hewitt advises the Compensation Committee on the design of retention and performance incentive features of option grants. Computation of the value of option awards is comparable to values determined under FASB ASC Topic 718 and reported in the “2015 Grants of Plan-Based Awards” table below.

Long-Term Performance Shares.    Other than the executives who received restricted stock unit awards, the other 75% of each executive officer’s 2015 stock-based compensation was in the form of performance shares. Shares of Company common stock are paid under performance shares based on the Company’s multi-year performance based on two measures:

•	a return on capital target established at the beginning of the three-year performance period, and

•

the Company’s total return to stockholders (change in stock price plus dividends declared during the performance period, assuming reinvestment of dividends) relative to a peer group of industrial companies comprising the Standard and Poor’s “Materials Sector” from Standard and Poor’s Super Composite 1500 Index.

The return on capital target is established considering corporate and strategic business plans and expectations for the performance period. Performance relative to the total return to stockholders target is determined by the Company’s quintile placement relative to the peer group of industrial companies at the end of the three-year performance period. If earned, awards are paid after the end of the performance period in unrestricted shares of Eastman common stock. Consistent with recent and planned changes to the Company’s business, products, and strategy for growth, the Committee designed the 2015-2017 performance shares with greater weight on relative total stockholder return and less relative reward for higher levels of return on capital to reflect the strategic emphasis on specialty businesses and products. Although the actual payout of the performance share awards in 2015 will not be determinable until after the end of the performance period in 2017, a grant date fair value of such awards is reported in the 2015 “Stock Awards” column of the Summary Compensation Table and the range of possible share payouts is reported in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the “2015 Grants of Plan-Based Awards” table below.

In early 2016, the Compensation Committee reviewed performance results and approved a payout of shares to the executive officers under performance shares previously awarded for the 2013-2015 performance period. The payouts to the named executive officers under the 2013-2015 performance shares are reported in the “Stock Awards” column of the “2015 Option Exercises and Stock Vested” table below. The following tables show the targets and the payout matrix for the 2013-2015 performance shares:

Performance Years	Target Return on Capital	Total Stockholder Return (“TSR”) Target Quintile
2013, 2014 and 2015	12.5%	3rd Quintile 50 – 59%

	Differential from Target Return on Capital
Eastman TSR Relative to Comparison Companies	-7 to -5%	-4.99 to -3%	-2.99 to -1%	-.99 to 0%	.01 to 1%	1.01 to 3%	3.01 to 5%	5.01 to 7%	7.01 to 10%
0-19% (5th quintile)	0.0	0.0	0.0	0.0	0.2	0.3	0.4	0.5	0.6
20-39% (4th quintile)	0.0	0.0	0.4	0.5	0.6	0.7	0.8	0.9	1.0
40-49% (3rd quintile)	0.0	0.0	0.5	0.6	0.8	1.0	1.2	1.4	1.6
50-59% (3rd quintile)	0.0	0.4	0.6	0.8	1.0	1.25	1.5	1.75	2.0
60-79% (2nd quintile)	0.4	0.6	0.8	1.0	1.25	1.5	1.75	2.0	2.25
80-99% (1st quintile)	0.6	0.8	1.0	1.2	1.5	1.75	2.0	2.25	2.5

Payouts for the 2013-2015 performance period to the named executive officers ranged from 1,254 shares to 8,356 shares, and represented 50% of each executive’s target award (of a possible 250% of the target award) based upon the Company’s total stockholder return ranking in the 4th quintile of the compared companies and an average return on capital of 12.43%. Measurement of return on capital under the performance shares was based on reported GAAP earnings, and did not exclude charges or other items excluded in the non-GAAP financial measures disclosed by the Company.

Restricted Stock Unit Awards.    From time to time, the Committee grants special cash or equity awards for recognition of sustained valuable performance or to retain key individuals who have critical skills of strategic importance.

The Compensation Committee awarded 18,000 restricted stock units to Curtis E. Espeland on January 1, 2015. This award, which will vest and be paid in unrestricted shares of Company common stock on January 1, 2018, is subject to Mr. Espeland’s continued employment and his satisfactory performance in leadership of the financial integration of mergers and acquisitions and of development and execution of business plans that result in improved financial performance, as determined by the Committee in its discretion. The award was designed to serve as a retention incentive and as recognition and incentive for Mr. Espeland’s continued financial management leadership and performance.

On February 18, 2015, the Committee awarded 14,600 restricted stock units to each of David A. Golden and one other executive officer as retention incentive and as recognition and incentive for their continued leadership. These awards will vest and be paid in unrestricted shares of Company common stock on February 18, 2018, subject to each executive’s continued employment.

The Compensation Committee set the values and terms of these awards to be consistent with recent similar special retention and performance incentive awards to executive officers.

Executive Perquisites and Personal Benefits

The Company provides only limited perquisites to our named executive officers, and those perquisites are designed to provide specific benefits. The Compensation Committee annually reviews the types and amount of perquisites provided to executives, and tax treatment of those perquisites for both the Company and executives. Perquisites provided to executives for 2015 were:

•	personal umbrella liability insurance coverage,

•	home security system, and

•	non-business travel on corporate aircraft by executives, their families, and invited guests when seats are available and the aircraft is otherwise being used for Company business.

In addition, in light of the significant time demands on our Chief Executive Officer, the Compensation Committee has determined that it is appropriate to allow the Chief Executive Officer to use corporate aircraft whenever possible for both business and personal travel (and for his family when they are traveling with him). This personal use is accounted for and periodically reviewed by the Compensation Committee.

In 2015, the Compensation Committee approved, beginning in 2016, long-term disability insurance to fill the current gap in coverage for the Company’s highest paid employees (including executives) under the Company’s all-employee long-term disability insurance coverage. This “gap” is caused by the fact that a lower percentage of highly-paid employees’ annual cash compensation is replaced in the event of their disability.

There are no tax gross-up payments made by the Company for any imputed income to the executive officers on perquisites or personal benefits.

Executive Termination and Change-in-Control Agreements

The Company believes that severance protections in the context of a change-in-control transaction can play a valuable role in attracting and retaining key executive officers, and that the occurrence, or potential occurrence, of a change-in-control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. In order to eliminate such a distraction and encourage our executive officers to remain focused on maximizing value when their prospects for continued employment following a transaction are often uncertain, we provide certain of our executive officers with severance benefits if their employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with a change-in-control. Detailed information regarding these change-in-control severance agreements and the benefits they provide is included in the “Termination and Change-in-Control Arrangements” section of this proxy statement.

The Compensation Committee evaluates the level of severance benefits payable to each executive officer, and considers these severance protections an important part of executives’ compensation and consistent with practices of peer companies. Consistent with recommendations from Aon Hewitt and current market and peer company practices, the Compensation Committee has approved and the Company has entered into change-in-control severance agreements with the named executive officers and certain other executive officers that provide for payments of no more than three-times base pay plus target annual bonus for the CEO and two-times base pay plus target annual bonus for other executive officers and which do not provide for any tax “gross up” payments to executives.

Tax Treatment of Executive Officer Compensation

The Compensation Committee intends to preserve the Company’s ability to deduct compensation paid to the Company’s Chief Executive Officer and other executive officers for tax purposes to the extent possible while also maintaining the flexibility to compensate such officers in accordance with the Company’s compensation philosophy.

Section 162(m) of the Internal Revenue Code generally limits the deductibility to the Company of annual compensation (other than qualified “performance-based” compensation) in excess of $1 million paid to certain of the Company’s executive officers. Base salaries, variable cash compensation under the UPP, any bonus payments outside the UPP, and stock and stock-based compensation payable other than solely based on corporate performance conditions are generally subject to the $1 million limit on tax deductible compensation. Compensation attributable to stock options and performance shares may qualify for deductibility under Section 162(m). Changes in tax laws (and interpretations of those laws), as well as other factors beyond the Company’s control, also affect the deductibility of executive compensation. In addition, the Committee may determine that corporate objectives justify the cost of being unable to deduct annual and long-term incentive compensation. For these and other reasons, the Company will not necessarily in all circumstances limit executive compensation to the amount which is permitted to be deductible as an expense of the Company under Section 162(m) of the Internal Revenue Code. The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with the Company’s other compensation objectives.

A portion of named executive officer compensation for 2015 was non-deductible to the Company under Section 162(m). The anticipated amount of the Company’s taxes for non-deductible compensation in 2015 is approximately $1.03 million, and the additional tax cost of such non-deductible compensation has been determined by the Committee to be reasonable relative to total executive compensation cost and in context of overall compensation objectives. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its stockholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant.

Compensation Recoupment Policy

The Sarbanes-Oxley Act, Company policy, and pending provisions of the Dodd-Frank Act govern the process for reimbursement by executive officers of certain bonus or other incentive-based or equity-based compensation (sometimes referred to as “clawback”) received following public disclosure of an accounting restatement due to material noncompliance by the Company with any financial reporting requirements. In addition, certain outstanding awards under our Omnibus Long-Term Compensation Plans require reimbursement of certain amounts from awards following an accounting restatement due to material noncompliance by the Company with any financial reporting requirement.

The Compensation Committee in February 2015 adopted an additional executive clawback policy which requires that, if the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements, then any current and former executive officers who willfully committed an act of fraud, dishonesty, or recklessness that contributed to the noncompliance would be required to repay the amount of incentive-based compensation paid or granted to that executive within three years before the accounting restatement that was in excess of the amount that would have been paid or granted to that executive if the restated financial statements had originally been prepared and disclosed. The clawback policy was adopted in advance of final rules or regulations (“Final Regulations”) expected to be adopted by the SEC and listing requirements expected to be adopted by the New York Stock Exchange that would implement the incentive-based compensation recovery requirements of the Dodd-Frank Act. We expect that the clawback policy will remain operative until it is amended to conform to any requirements that may be contained in the Final Regulations and, if necessary, the clawback policy will be interpreted and administered consistent with such Final Regulations.

Compensation Tables

The following Summary Compensation Table sets forth information concerning compensation of the individuals serving as Eastman’s Chief Executive Officer and Chief Financial Officer during 2015 and of the Company’s three other most highly compensated executive officers for the year ended December 31, 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark J. Costa	2015	$1,117,070	0	$5,181,984	$1,422,197	$1,673,100	$251,440	$231,514	$9,877,305
Chief Executive Officer(6)	2014	987,316	0	4,277,385	1,017,439	1,160,000	219,665	189,601	7,851,406
	2013	696,756	0	1,149,550	602,237	675,000	48,721	59,789	3,232,053

Curtis E. Espeland	2015	737,956	0	2,715,367	367,404	774,000	111,334	62,249	4,768,310
Executive Vice President and	2014	627,087	0	1,205,465	286,731	508,635	260,989	60,029	2,948,936
Chief Financial Officer	2013	598,120	0	862,214	451,691	575,000	29,663	50,863	2,567,551

Ronald C. Lindsay	2015	799,754	0	2,072,844	568,879	904,000	303,178	73,183	4,721,838
Chief Operating Officer(6)	2014	751,024	0	1,866,537	443,976	667,500	518,809	67,385	4,315,231
	2013	698,588	0	1,149,550	602,237	600,000	204,359	59,789	3,314,523

Brad A. Lich	2015	620,902	0	1,165,969	319,998	668,000	140,442	51,559	2,966,870
Executive Vice President(6)	2014	551,348	0	699,993	166,504	411,180	152,830	40,081	2,021,936

David A. Golden	2015	544,906	0	1,880,107	213,337	477,000	145,391	43,363	3,304,104
Senior Vice President,	2014	497,673	0	699,993	166,504	323,604	253,461	41,946	1,983,181
Chief Legal Officer and	2013	467,601	0	459,861	240,916	342,000	60,331	31,609	1,602,318
Corporate Secretary

(1)

Grant date fair value of awards of performance shares and restricted stock units (reported in the “Stock Awards” column) and options (reported in the “Option Awards” column) made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 18 to the Company’s consolidated financial statements in the Annual Report to Stockholders for 2015 mailed and delivered electronically with this proxy statement for a description of the assumptions made in the valuation of 2015 stock awards under FASB ASC Topic 718. For more information about stock and option awards, see “2015 Grants of Plan-Based Awards”, “Outstanding Equity Awards at 2015 Year-End”, and “2015 Option Exercises and Stock Vested” tables.

(2)

Contingent stock awards (“performance shares” and “restricted stock units”) with future payment subject to satisfaction of continued employment for specified time periods and the achievement of specified performance-based conditions. Performance share awards were made for performance periods beginning January 1, 2013 and ending December 31, 2015, beginning January 1, 2014 and ending December 31, 2016, and beginning January 1, 2015 and ending December 31, 2017, respectively. Restricted stock units were awarded to Mr. Espeland on January 1, 2015 and to Mr. Golden on February 18, 2015 for the three year period following the award date. The potential maximum grant date value of the performance share awards assuming the highest level of performance conditions, computed in accordance with FASB ASC Topic 718, were: Mr. Costa (2013 — $2,052,445, 2014 — $7,594,541, 2015 — $7,663,960); Mr. Espeland (2013 — $1,539,426, 2014 — $2,140,316, 2015 — $1,979,927); Mr. Lindsay (2013 — $2,052,445, 2014 — $3,314,056, 2015 — $3,065,658); Mr. Lich (2014 — $1,242,845, 2015 — $1,724,425), and Mr. Golden (2013 — $821,052, 2014 — $1,242,845, 2015 — $1,149,699).

(3)

Cash payments made in the following year for performance in the year indicated under the Unit Performance Plan (the “UPP”). As described in the “Compensation Discussion and Analysis” preceding these tables and in the “2015 Grants of Plan-Based Awards” table below, the UPP is the Company’s annual incentive pay program under which a portion of the total annual compensation of executive officers and other management-level employees is dependent upon corporate, organizational, and individual performance.

(4)

“Change in Pension Value” is the aggregate change in actuarial present value of the executive officer’s accumulated benefit under all defined benefit and actuarial retirement plans, which are the Company’s tax-qualified defined benefit pension plan (the Eastman Retirement Assistance Plan, or “ERAP”) and unfunded, nonqualified retirement plans supplemental to the ERAP that provide benefits in excess of those allowed under the ERAP (the Eastman Unfunded Retirement Income Plan, or “URIP”, and the Eastman Excess Retirement Income Plan, or “ERIP”). These changes in present value are not directly in relation to final payout potential, and can vary significantly year-over-year based on (i) promotions and corresponding changes in salary; (ii) other one-time adjustments to salary or other reasons; (iii) actual age versus predicted age at retirement; (iv) the interest (or “discount”) rate used to determine present value of benefit; and (v) other relevant factors. A decrease in the discount rate results in an increase in the present value of the accumulated benefit without any increase in the benefits payable to the named executive officer at retirement and an increase in the discount rate has the opposite effect.

The aggregate increase in actuarial value of the pension plans is computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s financial statements for 2015, 2014 and 2013, respectively. The actuarial present value calculations are based on the IRS 2016 Prescribed 417(e)(3) Unisex table as of December 31, 2015, and the IRS 2015 Prescribed 417(e)(3) Unisex table as of December 31, 2014, and assume individual compensation and service through December 31, 2015, December 31, 2014, and December 31, 2013, respectively, with benefit commencement at the normal retirement age of 65. Benefits are discounted using a 4.25% discount rate for the 2015 calculation, a 3.91% discount rate for the 2014 calculation, and a 4.76% discount rate for the 2013 calculation. See the “Pension Benefits” table for additional information about the named executive officers’ benefits under the pension plans.

“Nonqualified Deferred Compensation Earnings” refers to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, including such earnings on amounts in nonqualified defined contribution plans. The Company maintains the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers can defer compensation until retirement or termination from the Company. For 2015, 2014 and 2013, there were no preferential or above-market earnings on amounts in individual EDCP accounts (defined as appreciation in value and dividend equivalents earned at a rate higher than appreciation in value and dividends on common stock and interest on amounts deferred at a rate exceeding 120% of the federal long term rate). See the “Nonqualified Deferred Compensation” table for additional information about the named executive officers’ EDCP accounts.

(5)	“All Other Compensation” for 2015 consists of the following:

•

Annual Company contributions to defined contribution plans.    The amounts reported for 2015 are the total annual Company contributions to the accounts of Messrs. Costa ($113,769), Espeland ($62,249), Lindsay ($73,183), Lich ($51,559) and Golden ($43,363) in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP. Contributions to the Eastman Investment Plan equaled $13,250 for each named executive officer, with the remaining Company contributions to their respective EDCP accounts. See the “Nonqualified Deferred Compensation” table for additional information about Company contributions into the named executive officers’ EDCP accounts. Annual Company contributions were based upon actual compensation paid during the calendar year.

•

Perquisites and other personal benefits.    Perquisites and personal benefits to the named executives (described in “Compensation Discussion and Analysis — Executive Perquisites and Personal Benefits”) are not reported for 2015 except for Mr. Costa since the total incremental cost to the Company per individual was less than $10,000.

The amount reported for Mr. Costa for 2015 is the aggregate value, based upon the incremental cost to the Company, of the following perquisites and other personal benefits: personal umbrella liability insurance coverage ($1,360), home security system ($26,447), and non-business travel on corporate aircraft by Mr. Costa and his family ($89,938). The aggregate incremental cost to the Company for operating the corporate aircraft for personal flights for the Chief Executive Officer and his family is based upon calculation of direct operating costs including fuel, fuel additives, lubricants, maintenance, reserves for engine restoration and overhaul, landing and parking expenses, crew expenses, and miscellaneous supplies and catering (including for any “deadhead” segments of such flights when the aircraft flies empty before picking up or dropping off Mr. Costa). The aggregate incremental costs to the Company of the umbrella liability insurance and the home security system are the actual amounts paid by the Company.

(6)

On January 1, 2014 Mr. Costa (previously an Executive Vice President and, from June to December 2013, President) became Chief Executive Officer and Mr. Lindsay (previously an Executive Vice President) became Chief Operating Officer. Mr. Lich became an executive officer on January 1, 2014 upon his appointment as an Executive Vice President.

The following table sets forth certain information regarding the 2015 award opportunities under the Unit Performance Plan (the “UPP”) and equity incentive awards made in 2015 to the individuals named in the Summary Compensation Table.

2015 Grants of Plan-Based Awards

Name	Approval Date (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/Share) (7)	Grant Date Fair Value of Stock and Option Awards (8)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. J. Costa		1/1/2015	$715,000	$1,430,000	$2,860,000
	2/18/2015	1/1/2015				12,388	61,941	154,853				$5,181,984
	2/18/2015	2/27/2015								102,390	$74.46	1,422,197
C. E. Espeland		1/1/2015	330,750	661,500	1,323,000
	2/18/2015	1/1/2015				3,200	16,002	40,005				1,338,727
	12/3/2014	1/1/2015							18,000			1,376,640
	2/18/2015	2/27/2015								26,451	74.46	367,404
R. C. Lindsay		1/1/2015	386,250	772,500	1,545,000
	2/18/2015	1/1/2015				4,955	24,777	61,943				2,072,844
	2/18/2015	2/27/2015								40,956	74.46	568,879
B. A. Lich		1/1/2015	259,250	518,500	1,037,000
	2/18/2015	1/1/2015				2,787	13,937	34,843				1,165,969
	2/18/2015	2/27/2015								23,038	74.46	319,998
D. A. Golden		1/1/2015	185,500	371,000	742,000
	2/18/2015	1/1/2015				1,858	9,292	23,230				777,369
		2/18/2015							14,600			1,102,738
	2/18/2015	2/27/2015								15,359	74.46	213,337

(1)

The Compensation Committee made stock option grants and performance share awards for the 2015-2017 performance period in February 2015 and special restricted stock unit awards in December 2014 and February 2015.

(2)	Performance share awards for 2015-2017 were effective as of the beginning of the performance period on January 1, 2015. The UPP award opportunities relate to 2015 performance.

(3)

Estimated payouts for 2015 under the UPP. The “Threshold” column reflects the 50% payout level if performance is at minimum of 85% of target levels. The “Target” column reflects the 100% payout level if performance is at 100% of target levels. The “Maximum” column reflects the 200% payout level if performance is at 115% of target levels for specified above-goal performance. See the “Summary Compensation Table” for actual payout under the UPP for 2015 and “Compensation Discussion and Analysis” for a description of the UPP and how the payouts were determined.

(4)

Estimated future share payouts at threshold, target, and maximum levels for performance shares for the 2015-2017 performance period, assuming performance conditions are satisfied. See also “Compensation Discussion and Analysis” for a description of how performance share payouts are determined, “Outstanding Equity Awards at 2015 Year-End” table, and “Termination and Change-in-Control Arrangements”.

(5)

Restricted stock units, representing the right to receive the same number of unrestricted shares of common stock on the third anniversary of the award date, subject to continued employment (other than termination by reason of death or disability) and, in the case of Mr. Espeland, satisfactory performance in leadership of the financial integration of mergers and acquisitions and of development and execution of business plans that result in improved financial performance of the Company considering external market conditions. An amount equal to cash dividends paid during the period that the restricted stock units are outstanding and unvested with respect to shares underlying restricted stock units is payable in cash on the vesting date of the restricted stock units.

(6)

Nonqualified stock options granted during 2015. Options granted in 2015 have an exercise price equal to the closing price on the New York Stock Exchange of the underlying common stock on the date of grant. The stock options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date, with acceleration of vesting in the event of a “change in ownership” or in certain circumstances following a “change in control.” Stock options generally expire ten years from the date of grant. Upon termination by reason of death, disability, or retirement, the stock options remain exercisable for the lesser of five years following the date of termination or the expiration date. If an employee resigns, the stock options remain exercisable for the lesser of ninety days or the expiration date. Stock options not previously exercised are canceled and forfeited upon termination for cause. See “Summary Compensation Table”, “Outstanding Equity Awards at 2015 Year-End” and “2015 Option Exercises and Stock Vested” tables, and “Termination and Change-in-Control Arrangements”.

(7)	Per-share exercise prices of the stock options granted in 2015. The exercise price is the closing price of Eastman common stock on the New York Stock Exchange on the grant date.

(8)	Grant date fair value of each stock-based award, computed in accordance with FASB ASC Topic 718.

The following table sets forth information regarding outstanding option and stock awards as of December 31, 2015 held by individuals named in the Summary Compensation Table.

Outstanding Equity Awards at 2015 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
M. J. Costa	56,000			$30.46	10/30/16
	38,400			33.08	10/29/17
	55,000			27.82	10/26/19
	52,000			39.84	11/01/20
	33,000			38.30	10/31/21
	20,164	10,082(4)		69.73	2/27/23
	2,240	1,121(4)		69.73	2/27/23
	19,193	38,387(5)		87.43	2/27/24
		102,390(6)		74.46	2/26/25
									100,156	$6,761,511
C. E. Espeland	17,100			33.08	10/29/17
	47,000			39.84	11/01/20
	35,000			38.30	10/31/21
	15,123	7,562(4)		69.73	2/27/23
	1,680	841(4)		69.73	2/27/23
	5,409	10,818(5)		87.43	2/27/24
		26,451(6)		74.46	2/26/25
						18,000	(7)	$1,215,180
									26,481	1,787,726
R. C. Lindsay	55,000			27.82	10/26/19
	52,000			39.84	11/01/20
	33,000			38.30	10/31/21
	20,164	10,082(4)		69.73	2/27/23
	2,240	1,121(4)		69.73	2/27/23
	8,375	16,751(5)		87.43	2/27/24
		40,956(6)		74.46	2/26/25
									41,002	2,768,072
B. A. Lich	3,068			39.84	11/01/20
	5,134			38.30	10/31/21
	3,024	1,513(4)		69.73	2/27/23
	336	169(4)		69.73	2/27/23
	3,141	6,282(5)		87.43	2/27/24
		23,038(6)		74.46	2/26/25
									20,951	1,414,395
D. A. Golden
	8,066	4,033(4)		69.73	2/27/23
	896	449(4)		69.73	2/27/23
	3,141	6,282(5)		87.43	2/27/24
		15,359(6)		74.46	2/26/25
						14,600	(7)	985,646
									15,377	1,038,095

(1)	Market value of shares of common stock payable under restricted stock units, based on the per share closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2015.

(2)

Number of shares of common stock to be paid under outstanding performance share awards, based upon actual performance through 2015, for 2014-2016 and 2015-2017 performance periods. See “Compensation Discussion and Analysis” for a description of how performance share payouts are determined. If earned, the awards will be paid after the end of the performance period in unrestricted shares of Eastman common stock (subject to proration if the executive’s employment is terminated during the performance period because of retirement, death, or disability, and to cancellation in the event of resignation or termination for cause).

(3)

Value of shares of common stock to be paid under outstanding performance share awards, based upon actual performance through 2015, for 2014-2016 and 2015-2017 performance periods, assuming a market value equal to the closing price of the Company’s common stock on the New York Stock Exchange on December 31, 2015. Any payments under these performance share awards will be determined based on actual performance through 2016 and 2017, respectively, and not on any interim measure of performance.

(4)	Option became exercisable as to the remaining shares on February 28, 2016.

(5)	Option became exercisable as to one-half of the shares on February 28, 2016, and becomes exercisable for remaining shares on February 28, 2017.

(6)	Option became exercisable as to one-third of the shares on February 28, 2016, and becomes exercisable for remaining shares in equal amounts on February 28, 2017 and February 27, 2018.

(7)

Restricted stock units, representing the right to receive the same number of unrestricted shares of common stock on the third anniversary of the award date, subject to continued employment (other than termination by reason of death or disability) and, in the case of Mr. Espeland, satisfactory performance in leadership of the financial integration of mergers and acquisitions and of development and execution of business plans that result in improved financial performance of the Company considering external market conditions. An amount equal to cash dividends paid during the period that the restricted stock units are outstanding and unvested with respect to shares underlying restricted stock units which vest is payable in cash on the vesting date of the restricted stock units.

The following table summarizes aggregate values realized upon exercise of options and payouts of vested stock for 2015 for the individuals named in the Summary Compensation Table.

2015 Option Exercises and Stock Vested

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)
M. J. Costa	0	$0	8,356	$521,414
C. E. Espeland	0	0	6,267	391,061
R. C. Lindsay	27,800	1,259,665	8,356	521,414
B. A. Lich	0	0	1,254	78,250
D. A. Golden	0	0	3,343	208,603

(1)	Number of acquired shares and aggregate net value realized upon exercise of options during 2015.

(2)

Number of shares received by each named executive officer upon payout under 2013-2015 performance shares award and the aggregate value of such shares of common stock based upon the per share closing price of the common stock on the New York Stock Exchange on the payout date.

The following table summarizes the portion of post-employment benefits payable to the individuals named in the Summary Compensation Table from Company pension plans as of December 31, 2015.

Pension Benefits

Name	Plan Name (1)(2)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Year($)
M. J. Costa	ERAP	10	$115,539	$0
	ERIP/URIP	10	805,148	0
C. E. Espeland	ERAP	20	283,800	0
	ERIP/URIP	20	1,027,589	0
R. C. Lindsay	ERAP	36	757,449	0
	ERIP/URIP	36	2,138,945	0
B. A. Lich	ERAP	14	172,176	0
	ERIP/URIP	14	465,111	0
D. A. Golden	ERAP	21	286,162	0
	ERIP/URIP	21	588,693	0

(1)

The Eastman Retirement Assistance Plan (“ERAP”) is a tax-qualified, non-contributory defined benefit pension plan that generally covers employees who became employed with us on or before December 31, 2006. A participant’s total ERAP benefit consists of his or her “Pre-2000 Benefit” and “Pension Equity Benefit,” as described below:

Pre-2000 Benefit.    Prior to 2000, the ERAP used a traditional pension formula which gave each participant a life annuity commencing at age 65. A participant is eligible for an unreduced Pre-2000 Benefit when such participant’s aggregate age plus years of eligible service totals 85, or at age 65. At retirement, the actuarial present value of the future annual Pre-2000 Benefit payments may at the election of the participant be paid in a lump sum. Benefits earned during 1998 and 1999, upon the election of the participant, may be payable over five years. The Pre-2000 Benefits payable upon retirement are based upon the participant’s years of service with the Company and “average participating compensation,” which is the average of three years of those earnings described in the ERAP as “participating compensation.” “Participating compensation,” in the case of the named executive officers consists of salary, bonus, and non-equity incentive plan compensation, including an allowance in lieu of salary for authorized periods of absence, such as illness, vacation, and holidays. To the extent that any participant’s annual Pre-2000 Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

Pension Equity Benefit.    Effective January 1, 2000, the Company redesigned the ERAP to use a pension equity formula. Under the pension equity formula, beginning January 1, 2000, a participant earns a certain percentage of final average earnings each year based upon age and total service with the Company. When a participant terminates employment, he or she is entitled to a pension amount, payable over five years. The amount may also be converted to various forms of annuities. To the extent that any participant’s Pension Equity Benefit exceeds the amount payable under the ERAP, such excess will be paid from one or more unfunded, supplementary plans.

(2)

The Company maintains two unfunded, nonqualified plans, the Unfunded Retirement Income Plan (“URIP”) and the Excess Retirement Income Plan (“ERIP”). The ERIP and the URIP will restore to participants in the ERAP benefits that cannot be paid under the ERAP because of applicable tax law limits, and benefits that are not accrued under the ERAP because of a voluntary deferral by the participant of compensation that would otherwise be counted for benefit calculation under the ERAP. The Company has established a “Rabbi Trust” to provide a degree of financial security for the participants’ unfunded account balances under the ERIP and URIP. See “Termination and Change-in-Control Arrangements — Benefit Security Trust.”

(3)

Actuarial present value of the accumulated benefit, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for 2015. The actuarial present value calculation is based on the IRS 2016 Prescribed 417(e)(3)-Unisex post-retirement mortality tables, and assumes individual compensation and service through December 31, 2015, with benefit commencement at normal retirement age of 65. Benefits are discounted to present value using a 4.25% discount rate.

The following table is a summary of participation by the individuals named in the Summary Compensation Table in the Executive Deferred Compensation Plan (the “EDCP”), an unfunded, nonqualified deferred compensation plan into which executive officers and other management-level employees can defer compensation until retirement or termination from the Company. Annual base and incentive cash compensation, stock and stock-based awards which are payable in cash and allowed to be deferred, and special compensation payable in connection with the employee’s initial employment with the Company, may be deferred into the EDCP. Compensation deferred into the EDCP is credited at the election of the employee to multiple hypothetical investment alternatives, including an Eastman stock fund. Amounts deferred into the Eastman stock account increase or decrease in value depending on the market price of Eastman common stock. When cash dividends are declared on Eastman common stock, each stock account receives a dividend equivalent which is used to hypothetically “purchase” additional shares. Upon retirement or termination of employment, the value of a participant’s EDCP account is paid, in cash, in a single lump sum or in up to ten annual installments as elected in advance by the participant. The EDCP also provides for early withdrawal by a participant of amounts in his or her EDCP account in certain limited circumstances.

All amounts in the following table have been previously earned by the named executives and reported by the Company as compensation in this proxy statement or in annual meeting proxy statements for previous years, and are not new or additional compensation to the named executives.

2015 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)(1)	Aggregate Earnings (Loss) in Last Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End($)(3)
M. J. Costa	$0	$100,519	$5,526	$0	$329,020
C. E. Espeland	0	48,999	17,366	0	917,752
R. C. Lindsay	0	59,933	(50,861)	0	878,397
B. A. Lich	0	38,309	(12,401)	0	212,892
D. A. Golden	0	30,113	(11,657)	0	148,851

(1)

Annual Company contributions were made to the accounts of each named executive in the Eastman Investment Plan, a 401(k) retirement plan, and in the EDCP. Amounts shown are the amounts before provision for certain taxes contributed into the EDCP and represent amounts that could not be contributed into the 401(k) retirement plan of the individuals due to Internal Revenue Code restrictions. The total amount of the contributions for each named executive officer in the Eastman Investment Plan and the EDCP was five percent of his 2015 eligible compensation. These contributions are included in the “Summary Compensation Table” in the “All Other Compensation” column.

(2)

Aggregate amounts credited to participant EDCP accounts during 2015. No earnings on deferred amounts are included in the “Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column because there were no preferential or above-market earnings on any of the hypothetical investments. Quarterly dividend equivalents of 40 cents per hypothetical share for the first, second, and third quarters and of 46 cents per hypothetical share for the fourth quarter were credited to amounts in individual Eastman stock accounts.

(3)

Balance in individual EDCP accounts as of December 31, 2015. The portions of the balances from annual Company contributions after provision for certain taxes ($304,593 for Mr. Costa, $245,447 for Mr. Espeland, $279,709 for Mr. Lindsay, $42,615 for Mr. Lich, and $89,199 for Mr. Golden) were reported as “All Other Compensation” in the “Summary Compensation Table” in this and prior annual meeting proxy statements; the portions of the balances from deferred salary ($180,788 for Mr. Espeland) were included in the amounts reported as “Salary” in the Summary Compensation Table in applicable annual meeting proxy statements; the applicable portions of the balances from deferred annual incentive compensation and bonuses ($67,307 for Mr. Golden) were included in the amounts reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this and applicable prior annual meeting proxy statements; the portions of the balances from deferred stock-based awards ($251,752 for Mr. Espeland and $216,611 for Mr. Lindsay) are not reported in the Summary Compensation Table in this or certain prior proxy statements but were previously reported as “Long-Term Incentive Plan Payouts” in the Summary Compensation Table in certain prior annual meeting proxy statements. The portions of the balances from earnings on deferred amounts were not reported in the “Summary Compensation Table” in this proxy statement or in the annual meeting proxy statements for previous years because there were no preferential or above-market earnings on any individual EDCP hypothetical investments. Amounts in the “Registrant Contributions in Last Year” column were paid in February 2016 and are not included in the aggregate balance as of December 31, 2015.

Termination and Change-in-Control Arrangements

The Company’s Change-in-Control Agreements with certain executive officers, including the individuals named in the Summary Compensation Table, and the Omnibus Long-Term Compensation Plans, provide for compensation and benefits in certain circumstances upon or following termination of the executive or a change-in-control of the Company. Circumstances that trigger compensation or provision of benefits related to termination or change in control, how such compensation and benefits are determined, and conditions or obligations applicable to the receipt of payments and benefits are described below.

Change-in-Control Agreements.    For the reasons described in the “Compensation Discussion and Analysis”, the Company has entered into Change-in-Control Agreements (the “Agreements”) with the individuals named in the Summary Compensation Table and certain other executive officers of the Company. The Agreements provide for specified compensation and benefits following a “change-in-control” of the Company. A “change-in-control” is generally defined in the Agreements to include the following, subject to certain exceptions: (i) the acquisition by a person of 35% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 50% of the resulting corporation’s voting stock, no person will own 35% or more of the resulting corporation’s voting stock, and the incumbent Board members will continue to constitute at least a majority of the Board of the resulting corporation; or (iv) approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

Pursuant to the Agreements, in the event that a change-in-control of the Company occurs during the “change-in-control period,” the Company agrees to continue to employ the executive for a period of two years after the occurrence of such change-in-control (the “Employment Period”). The “change-in-control period” means the period commencing on December 1, 2015, and ending two years after such date; provided that on each anniversary of the Agreements, the “change-in-control” period is automatically extended so as to terminate two years after such anniversary, unless the Company provides timely notice to the executive that it will not extend the period.

During the Employment Period, the executive would be entitled to: (i) an annual base salary at a rate at least equal to the base salary in effect on the date of the change-in-control; (ii) an annual bonus at least equal to the executive’s target bonus opportunity for the last full fiscal year prior to the change-in-control; and (iii) continued participation in all incentive, savings, retirement, welfare benefit, and fringe benefit plans applicable to other peer executives of the Company on terms no less favorable than those in effect during the 120-day period preceding the change in control.

The Agreements also specify the payments and benefits to which an executive would be entitled upon a termination of employment during the Employment Period for specified reasons, including death, retirement, disability, termination by the Company with or without cause, and termination by the executive for or without good reason (as such terms are defined in the Agreement).

If an executive’s employment were to be terminated by the Company for any reason other than for cause or disability, or by the executive for good reason, during the Employment Period, the Company would be required to:

(i) pay to the executive a lump sum cash payment equal to his or her “accrued obligations” (unpaid base salary through the date of termination, a prorated target bonus for the year of termination, and any accrued vacation pay),

(ii) pay to the executive a lump sum severance payment equal to three-times (in the case of the CEO) or two-times (in the case of the other executives) the sum of his or her then-current annual base salary plus the amount of his or her target annual bonus for the year in which the termination occurs,

(iii) continue to provide all health and welfare benefits to the executive and his or her eligible dependents, subject to certain limitations, for 18 months following termination,

(iv) accelerate the vesting of the executive’s unvested benefits under the Company’s retirement plans, and pay to the executive a lump sum cash payment equal to the value of such unvested benefits, and

(v) pay or provide to the executive any other amounts or benefits to which he or she was entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

Upon the termination of an executive’s employment by reason of death, disability, or retirement, or upon a termination by the Company for cause or by the executive without good reason, the Agreement would terminate without further obligation of the Company other than the payment of base salary through the date of termination and any other amounts or benefits to which the executive was entitled under any of the Company’s plans, programs, policies, practices, contracts, or agreements then in effect.

“Cause” is defined in the Agreements as a material breach by the executive of any provision of his or her agreement; the conviction of the executive of any criminal act that the Board deems to constitute cause; a material breach by the executive of a published Company code of conduct or code of ethics; or conduct by the executive in his or her office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board.

“Good reason” is defined in the Agreements as the assignment to the executive of any duties that are materially inconsistent with his or her position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after notice from the executive); a reduction by the Company in executive’s base salary or target annual bonus; any failure by the Company to comply with any provisions of his or her agreement (other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after notice from the executive); the Company’s requiring the executive to be based at any office or location 50 miles or more from his or her current location; any failure by the Company to have a successor to the Company agree to assume the agreement; or a material breach by the Company of any other provision of the executive’s agreement.

The Agreements contain certain other typical provisions for agreements of this type, including a requirement that the executive not disclose any confidential information of the Company following termination of employment, and providing that the Company will reimburse the executive on a then-current basis for reasonable fees and expenses in seeking to enforce the Agreement (subject to repayment if his or her claims are determined to be frivolous or in bad faith).

Omnibus Stock Compensation Plans.    The Company’s 2012 Omnibus Stock Compensation Plan (like its predecessor such plans, collectively referred to as the “Omnibus Plans”) provides for grants to employees of nonqualified and incentive stock options, stock appreciation rights, stock awards, performance shares, and other stock and stock-based awards (collectively, “awards”).

The Omnibus Plans contain provisions regarding the treatment of awards in the event of a “change in ownership” (as defined, generally involving circumstances in which the Company’s common stock is no longer publicly traded) and of a “change-in-control” (as defined, generally involving circumstances in which the

Company is acquired by another entity or its controlling ownership is changed). Upon a change in ownership or change-in-control, the rules described below will apply to awards granted under the Omnibus Plans.

However, the Compensation Committee has the discretion, notwithstanding any particular transaction constituting a change in ownership or a change-in-control, either to determine that such transaction is of the type that does not warrant the described consequences with respect to awards (in which case such consequences would not occur) or to alter the way in which awards are treated from the consequences outlined in the Omnibus Plans.

If a change in ownership occurs (and the Compensation Committee has not exercised its discretion described above) during the term of one or more performance periods for outstanding performance shares, the performance period will immediately terminate and, unless the Committee has already determined actual performance for such period, it will be assumed that the performance objectives have been attained at a level of 100%. Participants will be considered to have earned a prorated share of the awards for such performance period. In addition, upon a change in ownership, all outstanding awards will be valued and cashed out on the basis of the change in ownership price.

In the event of a change-in-control (assuming the Compensation Committee has not exercised its discretion described above), if a participant’s employment terminates within two years following the change-in-control, unless such termination is due to death, disability, cause, resignation (other than as a result of certain actions by the Company and any successor), or retirement, participants will be entitled to the following treatment. All conditions, restrictions, and limitations in effect with respect to any unexercised awards will immediately lapse and no other terms or conditions will be applied. Any unexercised, unvested, unearned, or unpaid awards will automatically become 100% vested. Performance shares will be treated in a manner similar to that described above in the case of a change in ownership. A participant will be entitled to a lump sum cash payment with respect to all of such participant’s awards.

In order to comply with Section 409A of the Internal Revenue Code, it may be necessary for the Company to delay payments until six months following the officer’s separation from service with the Company.

Potential Payments Under Termination and Change-in-Control Arrangements

The following table shows, for each of the named executive officers, the payments and benefits that would have been provided under the Change-in-Control Agreements if the executive had been terminated without “cause” or had resigned for “good reason” on December 31, 2015 following a change-in-control.

Form of Payment	M.J. Costa ($)	C. E. Espeland ($)	R.C. Lindsay ($)	B. A. Lich ($)	D. A. Golden ($)
Cash severance(1)	$7,590,000	$2,793,000	$3,090,000	$2,257,000	$1,802,000
Value of unvested stock-based awards at target(2)	3,399,099	1,182,784	1,740,383	651,199	666,794
Health and welfare continuation(3)	18,450	18,450	18,450	18,450	18,450

Total Payments	$11,007,549	$3,994,234	$4,848,833	$2,926,649	$2,487,244

(1)

Lump sum cash severance payment under the Change-in-Control Agreement equal to three times the sum of annual base pay and the target Unit Performance Plan payout for Mr. Costa and two times the sum of annual base pay and the target Unit Performance Plan payout for the other named executive officers.

(2)

Value of unvested awards at target, which vest and are paid out under the Omnibus Plans at termination following a change-in-control (or earlier upon a change-in-control that is a change in ownership as shown in the next table below, in which case the payment would not also be received upon a subsequent termination without cause or resignation for good reason). Awards are valued as of year-end 2015 based upon the closing price of Eastman common stock on the New York Stock Exchange on December 31, 2015.

(3)	Value of continuation of health and welfare benefits for 18 months following termination under the Change-in-Control Agreement.

The following table shows, for each of the named executive officers, the payment that would have been provided under the Omnibus Plans if there had been a change in ownership of the Company on December 31, 2015.

	Amount of payment
Form of Payment	M.J. Costa ($)	C. E. Espeland ($)	R. C. Lindsay ($)	B. A. Lich ($)	D. A. Golden ($)
Value of unvested stock-based awards at target(1)	$3,399,099	$1,182,784	$1,740,383	$651,199	$666,794

(1)

Value of unvested awards at target which vest and are paid out under the Omnibus Plans following a change in ownership of the Company. Awards are valued as of year-end 2015 based upon the closing price of Eastman common stock on the New York Stock Exchange on December 31, 2015.

In addition to the payments described above, the executive officers would also receive the following payments for amounts already earned or vested as the result of participation in compensation or benefit plans on the same basis as other Company employees:

•	value of outstanding vested stock-based awards (see the “Outstanding Equity Awards at 2015 Year-End” table),

•	earned Unit Performance Plan payout (see “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column in the “2015 Grants of Plan-Based Awards” table),

•	earned Company contribution to vested and unvested defined contribution plans (see “All Other Compensation” column in the “Summary Compensation Table”),

•	account balance in the Eastman Investment Plan, a 401(k) retirement plan, and the ESOP,

•	account balance in the Executive Deferred Compensation Plan (see “Aggregate Balance at Last Year-End” column in the “Nonqualified Deferred Compensation” table), and

•	lump sum present value of pension under the Company’s qualified and non-qualified pension arrangements (see “Present Value of Accumulated Benefit” column in the “Pension Benefits” table).

Benefit Security Trust.    The Company has established a Benefit Security Trust (sometimes referred to as the “Rabbi Trust”) to provide a degree of financial security for its unfunded obligations under the Executive Deferred Compensation Plan, the supplemental ERAP plans, and the Change-in-Control Agreements with the Company’s executives. The assets of the Rabbi Trust would be subject to the claims of the Company’s creditors in the event of insolvency. Upon the occurrence of a “change-in-control” or a “potential change-in-control” (each as defined), or if the Company fails to meet its payment obligations under the covered plans and agreements, the Company would be required to transfer to the trustee cash or other liquid funds in an amount equal to the value of the Company’s obligations under the covered plans and agreements. The Company has conveyed to the trustee rights to certain assets as partial security for the Company’s funding obligations under the Rabbi Trust.

A “change-in-control” for purposes of the Rabbi Trust is generally defined to include the following, subject to certain exceptions: (i) the acquisition by a person (other than the Company, certain affiliated entities, or certain institutional investors) of 19% or more of the voting stock of the Company; (ii) the incumbent Board members (and subsequent directors approved by them) ceasing to constitute a majority of the Board; (iii) approval by the Company’s stockholders of a reorganization or merger unless, after such proposed transaction, the former stockholders of the Company will own more than 75% of the resulting corporation’s voting stock; or (iv) approval by the Company’s stockholders of a complete liquidation and dissolution of the Company or the sale or other disposition of substantially all of the assets of the Company, other than to a subsidiary or in a spin-off transaction. A “potential change-in-control” will generally be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a change-in-control; (ii) any person (including the Company) publicly announces an intention to take action which, if consummated, would constitute a change-in-control; or (iii) any person (other than the Company, certain affiliated entities, or certain institutional investors) becomes the beneficial owner of 10% or more of the combined voting power of the Company’s then-outstanding securities.

The Rabbi Trust is irrevocable until participants and their beneficiaries are no longer entitled to payments under the covered plans and agreements, but may be amended or revoked by agreement of the trustee, the Company, and a committee of individual beneficiaries of the Rabbi Trust.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has retained PricewaterhouseCoopers LLP to serve as independent auditors for the year ending December 31, 2016.

PricewaterhouseCoopers LLP also served as the Company’s independent auditors for the years ended December 31, 2015 and 2014, and has billed the Company the following amounts for fees and related expenses for professional services rendered during 2015 and 2014:

Audit Fees:    $5.89 million, in the aggregate, for the year ended December 31, 2015 and $6.62 million, in the aggregate, for the year ended December 31, 2014 for professional services rendered for the audits of the consolidated financial statements of the Company (including the audit of internal controls over financial reporting), statutory and subsidiary audits, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit-Related Fees:    $20,000, in the aggregate, for the year ended December 31, 2015 and $185,000, in the aggregate, for the year ended December 31, 2014 for assurance and related services, including employee benefit plan audits, other audit procedures, and consultations concerning financial accounting and reporting standards. In addition, various employee benefit plans were billed for fees and related expenses of $65,000 for 2015 and of $218,000 for 2014 for audits of their plan financial statements by PricewaterhouseCoopers LLP.

Tax Fees:    $4.04 million, in the aggregate, for the year ended December 31, 2015 and $3.59 million, in the aggregate, for the year ended December 31, 2014 for services related to tax planning, tax compliance, including expatriate tax services and preparation of tax returns and claims for refunds, tax advice, assistance with respect to tax audits, and requests for rulings for technical advice from tax authorities.

All Other Fees:    $6,500, in the aggregate, for year ended December 31, 2015 and $211,800, in the aggregate, for the year December 31, 2014 for all services other than those covered above under “Audit Fees,” “Audit-Related Fees,” and “Tax Fees.” “All Other Fees” for 2015 and 2014 were primarily for technology access licenses.

As described under “Audit Committee — Audit Committee Report” earlier in this proxy statement, all audit and non-audit services provided to the Company by the independent auditors were pre-approved by the Audit Committee or by the Chair of the Audit Committee pursuant to delegated authority.

The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of PricewaterhouseCoopers LLP is expected to attend the 2016 Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

ITEM 4 — ADVISORY VOTE ON STOCKHOLDER PROPOSAL REQUESTING THAT THE BOARD TAKE STEPS NECESSARY TO PERMIT STOCKHOLDERS TO ACT BY WRITTEN CONSENT

Stockholder John R. Chevedden, 2215 Nelson Avenue, No, 205, Redondo Beach, California 90278, owner of 50 shares of Eastman common stock, has given notice that he intends to submit the following proposal and supporting statement:

Proposal 4 — Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent. This proposal topic also won 51% support at our company in 2012.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle.

A shareholder right to act by written consent is one method to equalize our limited provisions for shareholders to call a special meeting. Delaware law allows 10% of shareholders to call a special meeting. However 25% of our shareholders are required to call a special meeting.

Please vote to enhance shareholder value:

Right to Act by Written Consent — Proposal 4

Response of the Company

The Board of Directors has carefully considered the stockholder proposal that the Board take action to permit stockholders to act by written consent without a meeting, including that the substantially identical proposal submitted to a vote of the Company’s stockholders at the 2013 Annual Meeting of Stockholders did not receive the affirmative vote of a majority of the votes cast. The Board continues to believe that the action requested by this proposal is unnecessary and not in the best interests of the Company or its stockholders.

The Company has a demonstrated commitment to corporate governance policies that are in the best interests of the Company. The Board regularly reviews the Company’s governance structure, policies, and practices, and makes changes that it determines to be in the best interests of the Company and its stockholders. Such actions include adoption in February 2016 of a proxy access bylaw provision that allows qualifying stockholders to include their director nominees in the Company’s proxy materials (see “Nominating and Corporate Governance Committee — Director Nominations”) and of a Board stockholder communication and engagement policy (see “Information About the Meeting and Voting — Communications to the Board of Directors”), and previously implementation of majority voting in the election of directors, repeal of the Company’s “poison pill” stockholder rights plan, declassification of the Board of Directors, implementation of the right of stockholders to call special meetings, and removal of certain supermajority voting requirements from the Company’s Certificate of Incorporation and Bylaws.

The Board continues to believe that permitting stockholder action by written consent circumvents the proper and usual process of deliberation at a meeting of stockholders, is contrary to principles of openness and good governance, and has the potential to inappropriately disenfranchise stockholders. The practices of many other large companies reflect that opinion; currently, less than one-third of other Fortune 500 companies permit shareholders to act by written consent. Allowing stockholder action by written consent would make it possible for a small group of large, self-interested stockholders who do not owe any fiduciary responsibilities to other stockholders to take important actions without the involvement of, and with little or no advance notice to, the Company or other stockholders, including actions that may constitute self-interested transactions or that otherwise may not be in the long-term best interests of the Company and its stockholders.

Allowing stockholder action by written consent would also deny all stockholders the right to present their opinions on a proposal, and would deprive both stockholders and the Board of the opportunity to discuss the merits, disadvantages, and implications of the proposal and vote on the proposed action. The Board believes that a meeting at which all stockholders have an opportunity to discuss a proposed action and vote their shares is the most appropriate forum for stockholder action.

Currently, our stockholders have the ability to propose matters for consideration at our annual meetings of stockholders. In addition, the Company’s Certificate of Incorporation and Bylaws permit holders of 25% or more of outstanding shares to call special meetings of stockholders, which right provides our stockholders an additional opportunity to raise appropriate issues for the Company to consider and on which all stockholders can vote.

Allowing stockholders to call special meetings provides appropriate access for stockholder issues to be considered and acted upon, and provides the appropriate mechanism for stockholder action without sacrificing the right of all stockholders to participate in decision making. It also prevents the solicitation of conflicting or duplicative consents to action without a meeting which could result in confusion and inconsistency of implementation. The Board believes that stockholder democracy would be undermined if some stockholders were permitted to bypass this process and instead act by written consent without a meeting. Moreover, requiring that all proposals be voted on at a meeting guards against abusive actions by individual stockholders that may be damaging to long-term stockholder interests.

The Board believes that these existing opportunities for stockholder action — either at an annual or special meeting — in which all stockholders may participate in a meaningful way continues to be the best and most appropriate governance practice for the Company.

The Board of Directors recommends that you vote “AGAINST” this proposal.

[FORM OF PAPER PROXY – PG. 1]

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PROXY	EASTMAN CHEMICAL COMPANY	PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2016.

The undersigned hereby appoints Curtis E. Espeland and David A. Golden as proxies with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side of this proxy card, all the shares of stock of Eastman Chemical Company held of record as of March 15, 2016, by the undersigned with all the powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 5, 2016, or any adjournment or postponement thereof.

SAID PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD AND ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. IF A VOTE IS NOT SPECIFIED, SAID PROXIES WILL VOTE FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEM 2, FOR ITEM 3, AND AGAINST ITEM 4.

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Date:

Please sign exactly as your name(s) appears on this proxy. If shares are held jointly, all joint owners should sign. If signing as executor, administrator, attorney, trustee, guardian, or in any other representative capacity, please also give your full title.

MARK (ON THE OTHER SIDE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

[FORM OF PAPER PROXY – PG. 2]

ADMISSION TICKET

Please bring this ticket if you choose to attend the Annual Meeting.

It will expedite your admittance when presented upon your arrival.

EASTMAN CHEMICAL COMPANY

Annual Meeting of Stockholders

Thursday, May 5, 2016

11:30 a.m.

Cumberland Amphitheatre of the

MeadowView Marriott Conference Resort and Convention Center

1901 Meadowview Parkway

Kingsport, Tennessee 37660

Important Notice Regarding Internet Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 5, 2016: the proxy materials, including the 2016 Proxy Statement and 2015 Annual Report, are available at www.ReadMaterial.com/EMN.

If you need directions to the 2016 Annual Meeting of Stockholders, please call 1-423-229-4647.

Please fold and detach card at perforation.

Please fold and detach card at perforation before mailing.

EASTMAN CHEMICAL COMPANY									PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS INDICATED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1.

1.	Election of Directors:
	Nominees for election of twelve directors to serve until the Annual Meeting of Stockholders in 2017 and their successors are duly elected and qualified:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
	(1)	HUMBERTO P. ALFONSO	☐	☐	☐	(7)	ROBERT M. HERNANDEZ	☐	☐	☐
	(2)	GARY E. ANDERSON	☐	☐	☐	(8)	JULIE F. HOLDER	☐	☐	☐
	(3)	BRETT D. BEGEMANN	☐	☐	☐	(9)	RENÉE J. HORNBAKER	☐	☐	☐
	(4)	MICHAEL P. CONNORS	☐	☐	☐	(10)	LEWIS M. KLING	☐	☐	☐
	(5)	MARK J. COSTA	☐	☐	☐	(11)	JAMES J. O’BRIEN	☐	☐	☐
	(6)	STEPHEN R. DEMERITT	☐	☐	☐	(12)	DAVID W. RAISBECK	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.
2.	Advisory Approval of Executive Compensation as Disclosed in Proxy Statement
☐ FOR ☐ AGAINST ☐ ABSTAIN
3.	Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors
☐ FOR ☐ AGAINST ☐ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
4.	Advisory Vote on Stockholder Proposal Requesting That the Board Take Steps Necessary to Permit Stockholders to Act by Written Consent
(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)

[SCRIPT OF DIALOGUE FOR REGISTERED STOCKHOLDER PROXY VOTING BY TELEPHONE]

STOCKHOLDER HEARS THIS SCRIPT

1.	Hello. Let’s begin your telephone vote.
2.	Please enter the 11-digit number located in the box by the arrow.
a.	I’m sorry, that entry was not recognized.
b.	Return to #2, or after third attempt go to c.
c.	I’m sorry you’re having difficulty.
d.	Please try your call again later, or vote, sign, date and mail your proxy card using the envelope provided.
e.	Goodbye
3.	Welcome to the Eastman Chemical Company telephone voting system.
4.

Voting by telephone has the same effect as if you returned your proxy card by mail. You hereby direct the named proxies to vote as instructed. In their discretion, the named proxies are authorized to vote upon all such other matters as may properly come before the meeting or any adjournment or postponement thereof.

5.	Nominee 1
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
6.	Nominee 2
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
7.	Nominee 3
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
8.	Nominee 4
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
9.	Nominee 5
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
10.	Nominee 6
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
11.	Nominee 7
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
12.	Nominee 8
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
13.	Nominee 9
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
14.	Nominee 10
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
15.	Nominee 11
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
16.	Nominee 12
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
17.	Item 2
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
18.	Item 3
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
19.	Item 4
a.	To vote For, please press 1.
b.	To vote Against, please press 6.
c.	To Abstain, please press 0.
d.	I’m sorry, that entry was not recognized (repeat a-c)
20.	Your votes have been cast as follows
a.	Nominee 1, (For, Against or Abstain).
b.	Nominee 2, (For, Against or Abstain).
c.	Nominee 3, (For, Against or Abstain).
d.	Nominee 4, (For, Against or Abstain).
e.	Nominee 5, (For, Against or Abstain).
f.	Nominee 6, (For, Against or Abstain).
g.	Nominee 7, (For, Against or Abstain).
h.	Nominee 8, (For, Against or Abstain).
i.	Nominee 9, (For, Against or Abstain).
j.	Nominee 10, (For, Against or Abstain).
k.	Nominee 11, (For, Against or Abstain).
l.	Nominee 12, (For, Against or Abstain).
m.	Item 2, (For, Against or Abstain).
n.	Item 3, (For, Against or Abstain).
o.	Item 4, (For, Against or Abstain).
p.	If this is correct, please press 1
i.	If you plan to attend the annual meeting, please press 1; if not, please press 0.
ii.	If you would like to vote another proxy, please press 1; if not please press 0.
iii.	Thank you for voting.
iv.	Goodbye
q.	If this is not correct, please press 0
v.	If you would like to try again, please press 1, if not, please press 0.
vi.	Please try your call again later, or vote, sign, date and return your proxy card using the envelope provided.
vii.	Goodbye

[TEXT OF COMPUTER SCREEN FOR ELECTRONIC DELIVERY OF PROXY STATEMENT AND

ANNUAL REPORT TO REGISTERED STOCKHOLDERS]

Eastman Chemical Company

View 2015 Annual Report

View 2016 Proxy Statement

Request Proxy Material

Vote Your Proxy

[TEXT OF COMPUTER SCREENS FOR INTERNET PROXY VOTING BY REGISTERED STOCKHOLDERS]

CES Vote

When you submit your voting instructions through this site, it is the same as if you mark, sign and return your voting instruction form or proxy card.

Please enter your 11-digit electronic voting number, then click the “Submit” button or press ENTER on your keyboard. On your voting instruction form or proxy card, this number is found by an arrow in a box.

Enter the 11-digit number here:

If you submit voting instructions using the same electronic voting number more than once, only the last instructions you submit will be valid. All previous instructions are revoked.

☐      Check this box to submit to a secure site.

Submit

By submitting your voting instructions through this site, you are agreeing with the appointment of proxy. Please indicate how you wish to vote and click on Submit Voting Instructions at the bottom of this screen. If you submit your voting instructions without making any specifications, your vote will be recorded according to the recommendations of the Board of Directors.

Click here to view the Eastman Chemical Company

Annual Report.

Click here to view the Eastman Chemical Company Proxy

Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN ITEM 1.

1.	Election of Directors

Nominees for election of twelve directors to serve until the Annual Meeting of Stockholders in 2017 and their successors are duly elected and qualified:

	FOR	AGAINST	ABSTAIN

1. HUMBERTO P. ALFONSO	O	O	O

2. GARY E. ANDERSON	O	O	O

3. BRETT D. BEGEMANN	O	O	O

4. MICHAEL P. CONNORS	O	O	O

5. MARK J. COSTA	O	O	O

6. STEPHEN R. DEMERITT	O	O	O

7. ROBERT M. HERNANDEZ	O	O	O

8. JULIE F. HOLDER	O	O	O

9. RENÉE J. HORNBAKER	O	O	O

10. LEWIS M. KLING	O	O	O

11. JAMES J. O’BRIEN	O	O	O

12. DAVID W. RAISBECK	O	O	O

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2 AND 3.

	FOR	AGAINST	ABSTAIN

2. Advisory Approval of Executive Compensation as Disclosed in Proxy Statement	O	O	O

3. Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors	O	O	O

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.

	FOR	AGAINST	ABSTAIN

4. Advisory Vote on Stockholder Proposal Requesting That the Board of Directors Take Steps Necessary to Permit Stockholders to Act by Written Consent	O	O	O
		YES	NO

• Do you plan to attend the Annual Meeting? (If so, you will receive an Admission Ticket approximately 10 days before the Meeting.)		O	O

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After reviewing the above selections, click the button below to submit your voting instructions. You should see a screen confirming your instructions as they have been recorded.

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